UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VIRGIN AMERICA INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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555 Airport Boulevard

Burlingame, California 94010

March 25, 2016

On behalf of the Board of Directors, it is our pleasure to invite you to attend the 2016 Annual Meeting of Stockholders of Virgin America Inc. The meeting will be held virtually, via live webcast at http://www.virtualshareholdermeeting.com/VA2016, at 9:00 a.m. Pacific Daylight Time on Tuesday, May 10, 2016.

At the meeting, stockholders will vote on the following matters:

•	the election of four Class II directors to hold office until the 2019 annual meeting of stockholders;

•	the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2016;

•	an advisory vote on executive compensation (also known as “say on pay”); and

•	any other business that may properly come before the meeting.

If you were a holder of record of Virgin America common stock at the close of business on March 14, 2016, you will be entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days before the meeting at Virgin America’s Investor Relations Department, 555 Airport Boulevard, Burlingame, California 94010. The stockholder list will also be available at the meeting. Stockholders without appropriate access may not be admitted to the virtual online meeting. If you plan to attend the meeting, please see the instructions on page 3 of the attached proxy statement.

Please read our attached proxy statement carefully and submit your vote as soon as possible. Your vote is important. You can ensure that your shares are voted at the meeting by signing and returning a proxy card or by using our Internet or telephonic voting system.

Sincerely,

David Cush President & Chief Executive Officer	Don Carty Chairman of the Board

Virgin America Inc.

555 Airport Boulevard

Burlingame, California 94010

Notice of Annual Meeting of Stockholders

to be Held on May 10, 2016

To the Stockholders of Virgin America Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Virgin America Inc., a Delaware corporation (the “Company”), will be held virtually, via live webcast at http://www.virtualshareholdermeeting.com/VA2016, on May 10, 2016 emanating from Burlingame, California at 9:00 a.m. Pacific Daylight Time, for the following purposes:

1.	To elect four Class II directors to hold office until the 2019 annual meeting of stockholders or until their successors are elected;

2.	To ratify the selection, by the audit committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016;

3.	To hold an advisory vote to approve named executive officer compensation as disclosed in these materials;

4.	To transact such other business as may properly come before the virtual Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders who owned our voting common stock at the close of business on March 14, 2016 can vote at this virtual meeting or any adjournments or postponements that take place.

Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement and FOR the approval, on an advisory basis, of the compensation of our named executive officers as described in Proposal No. 3 of the Proxy Statement.

For our virtual Annual Meeting, we have elected to provide access to our Annual Meeting materials, which include the Proxy Statement accompanying this Notice, over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of March 14, 2016 for the first time on or about March 25, 2016. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials, including our annual report to stockholders and a proxy card which will indicate the date, time and online address of the virtual Annual Meeting, the matters to be acted upon at the meeting, the recommendations of the Board of Directors with regard to each matter and information on how to attend and vote at the virtual Annual Meeting. It will also contain instructions on how to request a printed copy of the Annual Meeting materials.

You are cordially invited to attend the virtual Annual Meeting, but whether or not you expect to attend the virtual Annual Meeting, you are urged to vote and submit your proxy by following the voting procedures described in the proxy card.

By Order of the Board of Directors

John J. Varley
Secretary

Burlingame, California

March 25, 2016

Virgin America Inc.

555 Airport Boulevard

Burlingame, California 94010

Proxy Statement

For the 2016 Annual Meeting of Stockholders

May 10, 2016

The Board of Directors of Virgin America Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders, to be held virtually, via live webcast at http://www.virtualshareholdermeeting.com/VA2016, on May 10, 2016 emanating from Burlingame, California at 9:00 a.m. Pacific Daylight Time, and any adjournment or postponement of that meeting (the “Annual Meeting”).

We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Accordingly, on or about March 25, 2016, we are making this Proxy Statement and the accompanying proxy card, Notice of Annual Meeting of Stockholders and Annual Report on Form 10-K for fiscal year 2015 that was filed with the Securities and Exchange Commission (the “SEC”) (the “Annual Report”) available on the Internet and mailing a Notice of Internet Availability of Proxy Materials to stockholders of record as of March 14, 2016 (the “Record Date”). Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders as of the Record Date will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice of Internet Availability of Proxy Materials and on the website referred to in the notice.

The only voting securities of Virgin America Inc. are shares of voting common stock, par value $0.01 per share (the “voting common stock”), of which there were 37,711,029 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority in voting power of the shares of voting common stock issued and outstanding and entitled to vote, present by remote communication, if applicable, or represented by proxy, to hold the virtual Annual Meeting. As of the Record Date, there were also 6,852,738 shares of non-voting common stock, par value $0.01 per share (the “non-voting common stock”), issued and outstanding, which shares of non-voting common stock may be converted into shares of voting common stock on a share-for-share basis at the option of the holder under certain circumstances. These shares of non-voting common stock, even if converted into shares of voting common stock after the Record Date but prior to the date of the virtual Annual Meeting, will not be entitled to vote at the virtual Annual Meeting.

In this Proxy Statement, we refer to Virgin America Inc. as the “Company,” “Virgin America,” “we” or “us” and the Board of Directors as the “Board.” When we refer to Virgin America’s fiscal year, we mean the twelve-month period ending December 31 of the stated year.

The Company’s Annual Report, which contains consolidated financial statements as of and for the year ended December 31, 2015, accompanies this Proxy Statement. You also may obtain a copy of the Company’s Annual Report free of charge, by writing to our Secretary at the above address, or by visiting the “SEC Filings” section of our website at http://ir.virginamerica.com.

Virgin America Inc. 2016 Proxy Statement  •  1

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The Proxy Process and Stockholder Voting

Questions and Answers about this Proxy Material and Voting

Who can vote at the virtual Annual Meeting?

Only stockholders of record holding shares of voting common stock at the close of business on March 14, 2016 will be entitled to vote at the virtual Annual Meeting. At the close of business on the Record Date, there were 37,711,029 shares of voting common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on March 14, 2016, your shares of voting common stock were registered directly in your name with the transfer agent for our common stock, Wells Fargo Shareowner Services, then you are a stockholder of record of shares of voting common stock. As a stockholder of record of shares of voting common stock, you may vote online during the virtual Annual Meeting or vote by proxy. Whether or not you plan to attend the virtual Annual Meeting, we urge you to complete and submit the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on March 14, 2016 your shares of voting common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares of voting common stock held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the virtual Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares of voting common stock in your account. You are also invited to attend the virtual Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares of voting common stock at the virtual Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.

What do I need in order to be able to attend the virtual Annual Meeting online?

Virgin America will be hosting the virtual Annual Meeting via live webcast only. Any stockholder can attend the virtual Annual Meeting live online at http://www.virtualshareholdermeeting.com/VA2016. The webcast will start at 9:00 a.m. Pacific Daylight Time on May 10, 2016. Stockholders may vote and submit questions while attending the virtual Annual Meeting online. In order to be able to enter the virtual Annual Meeting, you will need the control number, which is included on your proxy card if you are a stockholder of record of shares of voting common stock or included with your voting instruction card and voting instructions you received from your broker, bank or other agent if you hold your shares of voting common stock in “street name.” Instructions on how to attend and participate online are also posted online at http://www.virtualshareholdermeeting.com/VA2016.

What am I being asked to vote on?

You are being asked to vote FOR:

•	the election of four Class II directors to hold office until our 2019 annual meeting of stockholders;

•	the ratification of the selection, by the audit committee of the Board, of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016; and

•	the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

In addition, you are entitled to vote on any other matters that are properly brought before the virtual Annual Meeting.

How do I vote?

You may vote by proxy either over the Internet, by telephone or by mail by following the instructions provided on the Notice of Internet Availability and accompanying Annual Meeting materials, or online at the virtual Annual Meeting by following the instructions provided in the Notice of Internet Availability and accompanying Annual Meeting materials. Instructions on how to attend and participate online are also posted online at http://www.virtualshareholdermeeting.com/VA2016.

For the election of directors, you may either vote FOR each of the four nominees or you may withhold your vote for any nominee you specify. For the ratification of the selection of the Company’s independent auditors and the advisory vote to approve named executive officer compensation, you may vote FOR or AGAINST or abstain from voting.

Virgin America Inc. 2016 Proxy Statement  •  3

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote during the virtual Annual Meeting. Alternatively, you may vote by proxy over the Internet or by signing, dating and returning the proxy card, or by telephone. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the virtual Annual Meeting, you may still attend and vote at the virtual Annual Meeting. In such case, your previously submitted proxy will be disregarded. For instructions on how to access your proxy card, or on how to receive a paper copy of your proxy card, follow the instructions provided in the Notice of Internet Availability.

•	To vote during the virtual Annual Meeting, follow the online instructions provided on the proxy card to log in to http://www.virtualshareholdermeeting.com/VA2016.

•	To vote by proxy over the Internet, follow the instructions provided on the proxy card.

•	To vote by telephone, call the toll free number found on the proxy card.

•	To vote by mail, simply complete, sign and date the proxy card and return it promptly by mail.

If we receive your vote by Internet, signed proxy card or telephone before the virtual Annual Meeting, we will vote your shares of voting common stock as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares of voting common stock registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote online during the virtual Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record of shares of voting common stock, and you choose to vote over the Internet (either prior to or during the virtual Annual Meeting) or by telephone, Broardridge will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares of voting common stock through a broker, your broker (or its agent for tabulating votes of shares of voting common stock held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.

How are votes counted?

With respect to Proposal No. 1, the election of directors, the four nominees receiving the highest number of votes will be elected. With respect to Proposal Nos. 2 and 3, the affirmative vote of the holders of a majority in voting power of the shares of voting common stock which are present in person, by remote communication or by proxy and entitled to vote on each proposal is required for approval.

Brokers who hold shares of voting common stock in street name for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. If your shares of voting common stock are held by a broker on your behalf, and you do not instruct the broker as to how to vote these shares on Proposal No. 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. With respect to Proposal Nos. 1 or 3, the broker may not exercise discretion to vote on those proposals. Such event would constitute a “broker non-vote,” and these shares will not be counted as having been voted on the applicable proposal. However, broker non-votes will be considered present and entitled to vote at the virtual Annual Meeting and will be counted in determining whether or not a quorum is present. Please instruct your bank or broker so that your vote can be counted.

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If stockholders abstain from voting, the applicable shares of voting common stock will be considered present and entitled to vote at the virtual Annual Meeting and will be counted in determining whether or not a quorum is present. With respect to Proposal No. 1, abstentions are not considered votes cast FOR or AGAINST a nominee’s election and will have no effect in determining whether a nominee for director has received sufficient votes. With respect to Proposal Nos. 2 and 3, abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against the proposal.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of voting common stock you own as of March 14, 2016.

How do I vote via Internet or telephone?

You may vote by proxy via the Internet or telephone by following the instructions provided in the Notice of Internet Availability and on the proxy card. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges, as applicable, for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at the start of the virtual Annual Meeting on May 10, 2016. The giving of such a telephonic or Internet proxy will not affect your right to vote during the virtual Annual Meeting should you decide to attend the virtual Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

What if I return a proxy card but do not make specific choices?

If we receive a signed and dated proxy card, and the proxy card does not specify how your shares of voting common stock are to be voted, your shares of voting common stock will be voted FOR the election of each of the four nominees for director, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and FOR the approval, on an advisory basis, of named executive officer compensation. If any other matter is properly presented at the virtual Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares of voting common stock using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares of voting common stock are registered in more than one name or are registered in different accounts. In order to vote all the shares of voting common stock that you own, you must follow the instructions for voting on the proxy cards, which include instructions for voting over the Internet, by telephone or by signing, dating and returning any of such proxy cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the virtual Annual Meeting. If you are the record holder of your shares of voting common stock, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary at 555 Airport Boulevard, Burlingame, California 94010.

•	You may attend and vote during the virtual Annual Meeting. Simply logging into the virtual Annual Meeting will not, by itself, revoke your proxy.

If your shares of voting common stock are held by your broker, bank or other agent, you should follow the instructions provided by such party.

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When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in the proxy materials for next year’s Annual Meeting, your proposal must be submitted in writing by November 25, 2016, to our Secretary at 555 Airport Boulevard, Burlingame, California 94010; provided that if the date of that Annual Meeting is earlier than April 10, 2017 or later than June 9, 2017, the deadline will be a reasonable time before we begin to print and send our proxy materials for next year’s Annual Meeting. If you wish to submit a proposal that is not to be included in the proxy materials for next year’s Annual Meeting pursuant to the SEC’s stockholder proposal procedures or to nominate a director, you must do so between January 10, 2017 and February 9, 2017; provided that if the date of that annual meeting is earlier than April 10, 2017 or later than July 9, 2017, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of voting common stock issued and outstanding and entitled to vote are present in person, by remote communication or represented by proxy at the virtual Annual Meeting. On the Record Date, there were 37,711,029 shares of voting common stock outstanding and entitled to vote. Accordingly, 18,855,515 of such shares must be represented by stockholders present at the virtual Annual Meeting or by proxy to have a quorum.

Your shares of voting common stock will be counted towards the quorum only if you submit a valid proxy vote or vote at the virtual Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the virtual Annual Meeting or a majority in voting power of the stockholders entitled to vote at the virtual Annual Meeting, present in person, by remote communication or represented by proxy, may adjourn the virtual Annual Meeting to another time or place.

How can I find out the results of the voting at the virtual Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the virtual Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

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Proposal No. 1

Election of Directors

The Board consists of eleven members. In accordance with our amended and restated certificate of incorporation, the Board is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

•	Class II directors: Messrs. Cyrus F. Freidheim, Jr., Robert A. Nickell and Samuel K. Skinner and Ms. Jennifer L. Vogel, whose current terms will expire at the virtual Annual Meeting;

•	Class III directors: Messrs. Stephen C. Freidheim, Evan M. Lovell, John R. Rapaport and Paul D. Wachter, whose current terms will expire at the annual meeting of stockholders to be held in 2017; and

•	Class I directors: Messrs. Donald J. Carty, C. David Cush and Stacy J. Smith, whose current terms will expire at the annual meeting of stockholders to be held in 2018.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Mr. Cyrus F. Freidheim, Jr., Messrs. Skinner and Nickell and Ms. Vogel have been nominated to serve as Class II directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the 2019 annual meeting of stockholders or until his or her successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Shares of voting common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NAMED NOMINEE.

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Directors and Executive Officers

Board of Directors

The following table sets forth, for the Class II nominees and our other current directors who will continue in office after the virtual Annual Meeting, information with respect to their ages and position/office held with the Company as of the date of this Proxy Statement:

Name	Age	Position/Office Held With the Company	Director Since
Class II directors for election at the 2016 virtual Annual Meeting of Stockholders
Cyrus F. Freidheim, Jr. (1)	80	Director	2006
Robert A. Nickell (1)(2)(3)	69	Director	2010
Samuel K. Skinner (2)(4)	77	Director and Vice Chairman of the Board	2007
Jennifer L. Vogel (2)(4)	54	Director	2015
Class III directors continuing in office until the 2017 Annual Meeting of Stockholders
Stephen C. Freidheim (4)	51	Director	2006
Evan M. Lovell (3)	46	Director	2013
John R. Rapaport (3)	34	Director	2009
Paul D. Wachter (2)	59	Director	2015
Class I directors continuing in office until the 2018 Annual Meeting of Stockholders
Donald J. Carty (1)(4)	69	Director and Chairman of the Board	2006
C. David Cush	56	Director, President and Chief Executive Officer	2007
Stacy J. Smith (2)	53	Director	2014

(1)	Member of the audit committee of the Board.

(2)	Member of the compensation committee of the Board.

(3)	Member of the finance committee of the Board.

(4)	Member of the nominating and corporate governance committee of the Board.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the virtual Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2019 Annual Meeting of Stockholders

Cyrus F. Freidheim, Jr. has served as a member of our Board since 2006. Mr. Freidheim has been a private investor since 2009. From 2006 to 2009, Mr. Freidheim served as the Chief Executive Officer and President of Sun-Times Media Group Inc., a parent company of Sun-Times News Group (formerly Hollinger International Inc.), which filed for chapter 11 bankruptcy protection in March 2009. Previously, Mr. Freidheim served as Chief Executive Officer and President of Chiquita Brands International Inc., a produce company. Mr. Freidheim also previously held various leadership roles with Booz Allen & Hamilton Inc., a management consulting firm, including Vice Chairman and President of Booz Allen International. Mr. Freidheim brings to our Board significant expertise in executive leadership positions and knowledge of our Company. Mr. Freidheim is the father of Stephen C. Freidheim, another member of our Board.

Robert A. Nickell has served as a member of our Board since 2010. Mr. Nickell has been a private investor since 1995. Prior to his retirement in 1995, Mr. Nickell served as the President, Chief Executive Officer and Chairman of Ed Tucker Distributor, Inc., a wholesale distribution company which Mr. Nickell sold to Lacy Diversified Industries in 1989. Previously, Mr. Nickell was a pilot with Braniff Airlines, reaching the post of captain. Mr. Nickell brings to our Board financial expertise, general business experience and aviation experience.

Samuel K. Skinner has served as our Vice-Chairman of the Board since 2007. Mr. Skinner is of counsel to the law firm Greenberg Traurig, LLP, where he has worked since 2004, concentrating on corporate, governmental and regulatory matters. From 2000 to 2003, Mr. Skinner served as Chairman, President and Chief Executive Officer of USF Corporation, a North American shipping company. Mr. Skinner also previously served as President of Commonwealth Edison Company, a utility company, and its holding company, Unicom Corporation (Exelon Corporation). Mr. Skinner previously served as White House

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Chief of Staff to President George H.W. Bush and served as U.S. Secretary of Transportation from February 1989 to December 1991. Mr. Skinner previously was U.S. Attorney for the Northern District of Illinois from 1975 to 1977, having served in that office for eight years. Mr. Skinner also serves on the boards of directors of CBOE Holdings, Inc., the holding company for the Chicago Board Options Exchange, Navigant Consulting, Inc., a management consulting company, and Echo Global Logistics, Inc., a provider of technology-enabled transportation and supply chain management services. He has previously served on the boards of Diamond Management and Technology Consultants, a management consulting company, Dade Behring, a manufacturer of medical diagnostics equipment, APAC Customer Services, Inc., a customer care outsourcing company, Midwest Air Group, the owner of Midwest Airlines, Inc., Express Scripts, Inc., a pharmacy benefit management organization, and MedAssets, Inc., a healthcare performance improvement company. Mr. Skinner’s experience as a director of public companies and working in government positions provides the Board with valuable insights to assist in achieving our goals.

Jennifer L. Vogel has served as a member of our Board since 2015. Ms. Vogel has been Founder and Partner of InVista Advisors, a legal advisory firm, since 2013. She served in various officer positions at Continental Airlines, Inc. from 1995 to 2010, most recently as Senior Vice President, General Counsel, Secretary and Chief Compliance Officer from 2003 to 2010. Ms. Vogel serves on the Board of Directors of American Science and Engineering, Inc. (AS&E), a leading worldwide supplier of innovative X-ray inspection systems and AAR Corp., a global aftermarket solutions company supporting commercial aviation and government customers. Ms. Vogel brings to our Board significant expertise in the airline industry and general business experience.

Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

Stephen C. Freidheim has served as a member of our Board since 2006. Mr. Freidheim has served as the Managing Partner and Chief Investment Officer of Cyrus Capital Partners, L.P., a registered investment advisor to private investment funds, since 2005. From 1999 to 2004, Mr. Freidheim was the Senior Managing Member, Chief Investment Officer and Co-Founder of Och-Ziff Freidheim Capital Management, the predecessor of Cyrus Capital Partners. Previously, Mr. Freidheim held leadership roles at Bankers Trust Company, a banking organization, Nomura Securities International, a financial services company, and Kidder, Peabody & Co. Incorporated, a securities firm. Mr. Freidheim brings financial expertise, knowledge of our Company and general business experience to our Board. Mr. Freidheim is the son of Cyrus F. Freidheim, Jr., another member of our Board.

Evan M. Lovell has served as a member of our Board since April 2013. Since 2012, Mr. Lovell has been responsible for managing the portfolio and investments of Virgin Group Holdings Limited and its affiliates (collectively, the “Virgin Group”) in North America and has been a partner in the Virgin Group. From 2008 to 2012, Mr. Lovell was the Founding Partner of Virgin Green Fund, a private equity fund investing in the energy and resource sector. From 1998 to 2008, Mr. Lovell served as an investment professional at TPG Capital, where he also served on the Board of a number of TPG portfolio companies. Prior to joining TPG, Mr. Lovell served as Director of International Development for Culligan International Inc., a water filtration company, when it was owned by Apollo Global Management, and was Assistant to the Chairman for International Development at Astrum International, the holding company for Samsonite and American Tourister Luggage, Botany 500 Menswear, Culligan, Anvil Knitwear and Pet Specialties. Mr. Lovell brings financial expertise, knowledge of our Company and the Virgin brand and general business experience to our Board.

John R. Rapaport has served as a member of our Board since 2009. Since 2008, Mr. Rapaport has served in various roles at Cyrus Capital Partners, L.P., and he is currently a partner responsible for certain investments in the airline, industrial, transportation and energy sectors. Previously, Mr. Rapaport was an associate at Sankaty Advisors LLC, a division of Bain Capital LLC, where he covered various sectors including the airline, aerospace and transportation industries. Mr. Rapaport brings to our Board financial expertise and knowledge of the airline and transportation industries.

Paul D. Wachter has served as a member of our Board since 2015. Since 1997, Mr. Wachter has been the founder and CEO of financial and asset management advisory firm Main Street Advisors in Los Angeles. Prior to forming Main Street Advisors, from 1993 to 1997, Mr. Wachter was Managing Director of Schroder & Co. Incorporated, an investment banking and asset management company. He has also served on the board of directors of Time Warner Inc., a publicly-traded media company, since 2010 and the board of directors of Avalanche Biotechnologies, Inc., a publicly-traded biopharmaceutical company, since 2014. Mr. Wachter has served as a Regent on the University of California Board of Regents since 2004. Mr. Wachter brings financial expertise and general business experience to our Board and his experience as a director of public companies provides our Board with valuable insights to assist in achieving our goals.

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Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders

C. David Cush has served as our President, our Chief Executive Officer and a member of our Board, since December 2007. From 2004 to 2007, Mr. Cush served as Senior Vice President of Global Sales at American Airlines, where he was responsible for worldwide sales activity. Prior to that role, Mr. Cush also served in various leadership roles in operations, planning, global alliances, financial planning and international marketing and operations at American Airlines. In addition to his 20 years of experience with American Airlines, Mr. Cush previously served as Chief Operating Officer of Aerolineas Argentinas, the national carrier of Argentina from 1998 to 2000. As our President and Chief Executive Officer for over eight years, Mr. Cush brings expertise and knowledge regarding our business and operations to our Board. He also brings to our Board leadership skills, strategic guidance and operational visions for his prior experience in our industry.

Donald J. Carty has served as our Chairman of the Board since 2006. Mr. Carty is currently a private investor. Mr. Carty served as Vice Chairman and Chief Financial Officer of Dell from 2007 until 2008. Mr. Carty previously served as Chairman and Chief Executive Officer, and held a variety of other executive positions, for AMR Corporation and American Airlines. Mr. Carty also previously served as President and Chief Executive Officer of Canadian Pacific Air Lines, known in Canada as CP Air. Mr. Carty is a director of EMC Corporation, a data storage and IT company, VMWare, Inc., a computer software company, and Canadian National Railway Company and serves as Chairman of the Board of Porter Aviation Holding Inc. and its subsidiary, Porter Airlines, Inc. Mr. Carty was a member of the board of directors of Hawaiian Holdings Inc., the sole owner of Hawaiian Airlines, Inc., from July 2004 until February 2007 and again from April 2008 until May 2011, Barrick Gold Corporation, a gold mining company, from February 2006 until December 2013, Dell Inc., a computer technology company, from December 1992 until November 2013 and Gluskin Sheff and Associates, a wealth management firm, from June 2006 until December 2006 and again from April 2008 until May 2011. Mr. Carty brings to our Board significant expertise in the airline industry from previous executive leadership positions. In addition, Mr. Carty’s experience as a director of public companies provides the Board with valuable insights to assist in achieving our goals.

Stacy J. Smith has served as a member of our Board since January 2014. Since 1988, Mr. Smith has held various finance, sales and marketing and information technology leadership positions at Intel Corporation, a semiconductor company, where he currently serves as Executive Vice President and Chief Financial Officer. Mr. Smith also serves on the board of directors of Autodesk Inc., a 3-D design, engineering and entertainment software company. Mr. Smith brings to our Board financial expertise and general business experience from executive leadership positions. In addition, Mr. Smith’s experience as a director of public companies provides the Board with valuable insights to assist in achieving our goals.

Executive Officers

The following is biographical information for our executive officers not discussed above, as of the date of this Proxy Statement:

Name	Age	Position
E. Frances Fiorillo	63	Senior Vice President, People and In-flight Services
Stephen A. Forte	60	Chief Operating Officer
Peter D. Hunt	46	Senior Vice President and Chief Financial Officer
John A. MacLeod	56	Senior Vice President, Planning and Sales
John J. Varley	59	Senior Vice President, General Counsel and Corporate Secretary

E. Frances Fiorillo has served as our Senior Vice President, People and In-flight Services, since January 2005. Prior to joining us, Ms. Fiorillo held various executive-level leadership roles with Canadian Airlines and with Air Canada’s 2002 low-fare start up, ZIP. In these positions, Ms. Fiorillo had senior-level responsibility in areas of inflight service, human resources, labor and employee relations, wellness, learning and development. Immediately prior to joining Virgin America, Ms. Fiorillo served as the Chief Human Resources Officer for the British Columbia Provincial Health Services Authority.

Stephen A. Forte has served as our Chief Operating Officer and Director of Operations since April 2013. From 2012 to 2013, Mr. Forte was Chief Executive Officer of iJet Onboard, a provider of platform-based aviation software services. From 2007 to 2012, Mr. Forte was Chief Executive Officer of Naverus, Inc., a provider of performance-based navigation software, which was acquired by GE Aviation in 2009. Prior to 2007, Mr. Forte held senior management roles in flight operations at United Airlines, including Senior Vice President of Flight Operations and Director of Operations from 1999 to 2006.

Peter D. Hunt has served as our Senior Vice President, Chief Financial Officer, since July 2011. From 2004 to 2011, Mr. Hunt served as Vice President and Chief Financial Officer of Pinnacle Airlines Corp., which filed for chapter 11 bankruptcy protection in April 2012. From 1996 to 2004, Mr. Hunt served in several finance positions with Continental Airlines, including Managing Director of Corporate Finance. Mr. Hunt began his career in public accounting.

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John A. MacLeod has served as our Senior Vice President, Planning and Sales, since August 2012. From 2010 to 2012, Mr. MacLeod served as Vice President of Network Management and Alliances at WestJet, where he was responsible for corporate development, network planning, revenue management and alliances. From 2003 to 2010, Mr. MacLeod held positions at Alaska Air Group, where he was responsible for revenue management, network planning and alliances. Prior to his work with Alaska Air Group, Mr. MacLeod served in several management positions related to network planning, marketing, reservations and alliances at Air New Zealand Group and Canadian Airlines International.

John J. Varley has served as our Senior Vice President, General Counsel and Corporate Secretary, since July 2010. From 1986 to 2008, Mr. Varley served as internal counsel at Delta Air Lines, serving as Vice President, Associate General Counsel and Vice President and Deputy General Counsel from 2004 to 2008.

Independence of the Board

As required under the NASDAQ Stock Market rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ Stock Market, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that Mr. Cyrus F. Freidheim, Jr., Mr. Stephen C. Freidheim, Messrs. Carty, Nickell, Rapaport, Skinner, Smith and Wachter and Ms. Vogel are independent directors within the meaning of the applicable NASDAQ Stock Market listing standards. In doing so, the Board considered the interest that Mr. Cyrus F. Freidheim, Jr., Mr. Stephen C. Freidheim and Mr. Rapaport each have in Cyrus Capital Partners, L.P., or funds related to or affiliated with Cyrus Capital Partners, L.P., and have determined that these relationships do not conflict with the elements of independence set forth in the NASDAQ Stock Market listing standards.

As required under the NASDAQ Stock Market rules, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Information Regarding the Board and its Committees

Board Responsibilities; Risk Oversight

The Board is responsible for, among other things, overseeing the conduct of our business; reviewing and, where appropriate, approving our major financial objectives, plans and actions; and reviewing the performance of our chief executive officer and other members of management based on reports from the compensation committee. Following the end of each year, the Board conducts an annual self-evaluation, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our corporate governance, as well as a review of the committee structure and an assessment of the Board’s compliance with corporate governance principles. In fulfilling the Board’s responsibilities, directors have full access to our management and independent advisors. With respect to the Board’s role in our risk oversight, our audit committee discusses with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. Our audit committee reports to the full Board with respect to these matters, among others.

Leadership Structure

We have historically separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. In addition, our amended and restated bylaws provide that the independent directors may appoint a lead director from among them to perform such duties as may be assigned by the Board.

Board Committees

Our Board has the following committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a finance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board.

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Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee evaluates the independent auditors’ qualifications, independence and performance; determines the engagement of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s engagement team as required by law; reviews our critical accounting policies and estimates; oversees our internal audit function and annually reviews the audit committee charter and the committee’s performance. The current members of our audit committee are Cyrus F. Freidheim, Jr., who is the chair of the committee, Donald J. Carty and Robert A Nickell. Our Board has determined that Mr. Carty is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication under the applicable rules and regulations of NASDAQ. All members of our audit committee are independent. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market. A copy of the audit committee charter is available to stockholders in the “Corporate Governance” section of our website at http://ir.virginamerica.com.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and teammates. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates our performance in light of those goals and objectives and recommends to the Board which sets the compensation of these officers based on such evaluations. The compensation committee also considers recommendations of our Chief Executive Officer with respect to the compensation of other executive officers. Our Chief Executive Officer evaluates each other executive officer’s overall performance and contributions to us at the end of each fiscal year and reports to the compensation committee his recommendations of the other executive officers’ compensation. The compensation committee also administers the issuance of stock options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The current members of our compensation committee are Robert A. Nickell, Samuel K. Skinner, Stacy J. Smith, Jennifer L. Vogel and Paul D. Wachter, with Mr. Skinner serving as the chair of the committee. All members of our compensation committee are independent. A copy of the compensation committee charter is available to stockholders in the “Corporate Governance” section of our website at http://ir.virginamerica.com.

In 2015, our compensation committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”), a nationally recognized compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. F.W. Cook reports directly to the compensation committee and does not provide any non-compensation related services to the Company. Our compensation committee reviewed the independence of F.W. Cook, employing the independence factors specified in the NASDAQ Stock Market listing standards. Based on this assessment, the compensation committee determined that the engagement of F.W. Cook does not raise any conflicts of interest or similar concerns. In addition, the compensation committee evaluated the independence of its other outside advisors, including outside legal counsel, considering the same independence factors, and concluded their work for the compensation committee does not raise any conflicts of interest.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and composition of our Board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations concerning governance matters. The nominating and corporate governance committee is comprised of Mr. Stephen C. Freidheim, Messrs. Carty and Skinner and Ms. Vogel, with Mr. Carty serving as the chair of the committee.

Potential candidates for nomination to the Board are discussed by the nominating and corporate governance committee. In considering candidates for nomination to the Board, including any candidates recommended by stockholders, the nominating and corporate governance committee may consider, among other criteria the nominating and corporate governance committee deems appropriate, the candidate’s (i) diversity of personal background, perspective and experience; (ii) personal and professional integrity, ethics and values; (iii) experience in corporate management, such as serving as an officer or former officer of a publicly-held company, and general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; (iv) experience relevant to the Company’s industry and relevant social policy concerns; (v) experience as a board member or executive officer of another publicly-held company; (vi) relevant

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academic expertise or other proficiency in an area of the Company’s operations; (vii) practical and mature business judgment, including ability to make independent analytical inquiries; and (viii) promotion of a diversity of business or career experience relevant to the success of the Company. The nominating and corporate governance committee will consider director candidates recommended by stockholders using the same criteria as it evaluates all other potential nominees. Though the nominating and corporate governance committee has not established a formal policy with regard to the consideration of director candidates recommended by the stockholders, the Board believes that the procedures set forth in the Company’s amended and restated bylaws are currently sufficient and the establishment of a formal policy is not necessary.

For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 555 Airport Boulevard, Burlingame, California 94010.

All members of our nominating and corporate governance committee are independent. A copy of the nominating and corporate governance committee charter is available to stockholders in the “Corporate Governance” section of our website at http://ir.virginamerica.com.

Finance Committee

Our finance committee reviews and recommends matters relating to the financial condition and capital structure of our Company, including those related to fuel hedging and investment strategies. The current members of our finance committee are Messrs. Lovell, Nickell and Rapaport, with Mr. Nickell serving as the chair of the committee. A copy of the finance committee charter is available to stockholders in the “Corporate Governance” section of our website at http://ir.virginamerica.com.

Meetings of the Board, Board and Committee Member Attendance and Annual Meeting Attendance

The Board met seven times during the last year. The audit committee of the Board met nine times; the compensation committee of the Board met five times; the nominating and corporate governance committee of the Board met two times; and the finance committee of the Board met seven times during the last year. During 2015, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. All of our directors serving at the time of the 2015 annual meeting of stockholders attended such meeting.

Stockholder Communications with the Board

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Secretary, at 555 Airport Boulevard, Burlingame, California 94010. The Secretary will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

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Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is applicable to our executive officers and teammates, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer. The Code of Business Conduct is available in the “Corporate Governance” section of our website at http://ir.virginamerica.com. The Code of Business Conduct and Ethics addresses, among other things, issues relating to conflicts of interests, including internal reporting of violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the Code of Business Conduct and Ethics is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. We intend to promptly disclose (1) the nature of any amendment to our code of ethics that applies to our directors, executive officers or other principal financial officers and (2) the nature of any waiver, including an implicit waiver, from a provision of our code of ethics that is granted to one of these specified directors, officers or other principal financial officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides that we may indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws provide that we are obligated to indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. In 2014, we entered into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe these limitations of liability provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation, amended and restated bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. Our amended and restated certificate of incorporation provides that any such lawsuit must be brought in the Court of Chancery of the State of Delaware. The foregoing provisions may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

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Proposal No. 2

Ratification of Selection of Independent Registered Public Accounting Firm

The audit committee of the Board has engaged Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016 and is seeking ratification of such selection by our stockholders at the virtual Annual Meeting. Ernst & Young LLP has audited our financial statements since the year ended December 31, 2009. Representatives of Ernst & Young LLP are expected to be present at the virtual Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a FOR vote from the holders of a majority in voting power of the shares of voting common stock which are present in person or by remote communication, if applicable, or represented by proxy and entitled to vote on the proposal. Broker non-votes will be counted towards a quorum, but will have no effect on the outcome of this proposal. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against the proposal.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred by Ernst & Young LLP during the years ended December 31, 2015 and 2014.

	Year Ended December 31,
	2015	2014
Audit Fees	$2,317,882	$733,886
Audit-Related Fees	—	2,092,036
Tax Fees	252,056	89,346
All Other Fees	1,995	—
Total Fees	$2,571,933	$2,915,268

Audit Fees

Fees for the audit of our annual financial statements included annual full year audits, the review of quarterly financial statements and services routinely provided by the auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

For 2014, audit-related fees included services rendered in connection with our registration statement on Form S-1, related to our initial public offering, and Form S-8, comfort letter consents and other matters related to our initial public offering in November 2014.

Tax Fees

Tax fees included fees billed for services rendered for federal and state tax compliance (including international value added tax) and other tax advisory services.

All Other Fees

For 2015, all other fees consisted of fees for accessing Ernst & Young LLP’s online research database.

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Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the audit committee and available in the “Corporate Governance” section of our website at http://ir.virginamerica.com.

The audit committee approved all audit, audit-related and tax consulting services provided by Ernst & Young LLP for 2015 and 2014 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

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Proposal No. 3

Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A of the Exchange Act, the Company is providing stockholders with an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as a “say on pay” vote). Accordingly, you may vote on the following resolution at the virtual Annual Meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.”

To be approved, this proposal must receive a FOR vote from the holders of a majority in voting power of the shares of voting common stock which are present in person, or by remote communication, if applicable, or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Broker non-votes will have no effect on the outcome of this proposal. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against the proposal.

This vote is nonbinding. However, the Company is providing stockholders with an advisory (non-binding) vote on compensation programs for our named executive officers as a matter of good corporate practice. The Board and the compensation committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis” our compensation programs are designed to attract and retain a skilled executive team to manage our business functions, maintain our culture and enhance the value of our business. Our philosophy regards as fundamental the notion that executive officer compensation be structured to provide competitive base salaries and benefits to attract and retain executive officers and to provide incentive compensation to motivate executive officers to attain, and to recognize executive officers for attaining, financial, operational, guest services, safety and team member engagement and other goals that are consistent with increasing stockholder value. We also believe that our executive compensation program should include a long-term incentive component that aligns executives’ interests with our stockholders’ interests. The objectives of our long-term incentive awards, including equity-based compensation, are to encourage executives to focus on our long-term growth and to incentivize executives to manage our Company from the perspective of stockholders with a meaningful stake in our success. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date (March 14, 2016), information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each named executive officer as set forth in the summary compensation table below;

•	each of our directors; and

•	all current executive officers and directors as a group.

The number of shares beneficially owned by each person or entity is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, a person’s or entity’s beneficial ownership includes any shares over which he, she or it has sole or shared voting power or investment power as well as any shares that the person or entity has the right to acquire within 60 days of the Record Date through the exercise of any stock option, warrants or other rights. Common stock that a person or entity has the right to acquire within 60 days of the Record Date are deemed to be outstanding for computing such person’s or entity’s percentage ownership and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable.

We have based our calculations of the percentage of beneficial ownership on 44,563,767 shares of our common stock outstanding as of the Record Date, excluding, except where indicated, the 6,852,738 shares of non-voting common stock outstanding as of the Record Date and excluding any treasury shares. Unless otherwise noted below, the address for each of the named executive officers in the table below is c/o Virgin America Inc., 555 Airport Boulevard, Burlingame, California 94010.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Shares Held	Shares Exercisable Within 60 Days	Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Stockholders:
Entities affiliated with Cyrus Aviation Holdings, LLC (1)	10,517,156	—	10,517,156	27.9%
Virgin Group Holdings Limited (2)	6,894,732	3,322,655	10,217,387	24.9%
PAR Investment Partners, L.P. (3)	1,994,283	—	1,994,283	5.3%
Named Executive Officers and Directors:
C. David Cush (4)	385,401	—	385,401	1.0%
Peter D. Hunt (5)	55,676	103,324	159,000	*
E. Frances Fiorillo (6)	46,392	34,013	80,405	*
Stephen A. Forte (7)	31,448	46,234	77,682	*
John J. Varley (8)	24,460	80,142	104,602	*
Donald J. Carty (9)	158,821	—	158,821	*
Cyrus F. Freidheim, Jr.	42,932	—	42,932	*
Stephen C. Freidheim (10)	10,517,156	—	10,517,156	27.9%
Evan M. Lovell	—	—	—	—
Robert A. Nickell (11)	220,697	—	220,697	*
John R. Rapaport	—	—	—	—
Samuel K. Skinner	25,168	—	25,168	*
Stacy J. Smith	17,078	—	17,078	*
Jennifer L. Vogel	—	—	—	—
Paul D. Wachter	—	—	—	—
All 16 current directors and executive officers as a group	11,566,108	290,869	11,856,977	31.2%

18  •  Virgin America Inc. 2016 Proxy Statement

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)	Cyrus Capital Partners, L.P. (“CCP”) holds 7,948 shares of common stock and Cyrus Aviation Holdings, LLC (“Cyrus Holdings”) holds 10,509,208 shares of common stock. Cyrus Holdings is managed by CCP. The general partner of CCP is Cyrus Capital Partners, GP, L.L.C. (“GP”). GP is solely owned through limited liability company interests held by Stephen C. Freidheim, who has sole voting and dispositive power over the shares held by Cyrus Holdings and CCP. The principal business address of each of Cyrus Holdings and CCP is c/o Cyrus Capital Partners, L.P., 399 Park Avenue, 39th Floor, New York, New York 10022.

(2)	Virgin Group Holdings Limited (“Virgin Group Holdings”) holds 6,894,732 shares of voting common stock and 6,852,738 shares of non-voting common stock. Shares of common stock listed in the table above include all shares of voting common stock and 3,322,655 shares of non-voting common stock that are currently convertible into shares of our voting common stock, which is the maximum number of shares of non-voting common stock that could currently be converted by Virgin Group Holdings into additional shares of our voting common stock due to restrictions in our certificate of incorporation designed to ensure compliance with certain federal requirements. Virgin Group Holdings has also agreed contractually to limit its holdings of our voting common stock to 20.0% of our outstanding shares of voting common stock. Virgin Group Holdings is owned by Sir Richard Branson and he has the ability to appoint and remove the management of Virgin Group Holdings and, as such, may indirectly control the decisions of Virgin Group Holdings regarding the voting and disposition of securities held by Virgin Group Holdings. Therefore, Sir Richard Branson may be deemed to have indirect beneficial ownership of the shares held by Virgin Group Holdings. The address of Virgin Group Holdings Limited is Craigmuir Chambers, PO Box 71, Road Town, Tortola, VG 1110, British Virgin Islands. The address of Sir Richard Branson is Richard’s House, PO Box 1091, The Valley, Virgin Gorda, Necker Island, British Virgin Islands.

(3)	As reported on Schedule 13G/A filed with the SEC on March 3, 2016. PAR Capital Management, Inc. (“PCM”), as the general partner of PAR Group, L.P., which is the general partner of PAR Investment Partners, L.P. (“PAR Investment Partners”) has investment discretion and voting control over shares held by PAR Investment Partners. No stockholder, director, officer or employee of PCM has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by PAR Investment Partners. The shares held by PAR Investment Partners are part of a portfolio managed by Edward L. Shapiro. As an employee of PCM, Mr. Shapiro has the authority to make investment decisions with respect to shares held by PAR Investment Partners. The principal business address of PAR Investment Partners is One International Place, Suite 2401, Boston, Massachusetts 02110.

(4)	Shares of common stock listed in the table above consist of 261,280 shares held by The Cush Revocable Trust, of which Mr. Cush is the trustee, and 38,291shares held directly by Mr. Cush. Shares of common stock listed in the table above include (i) 41,836 unvested performance-based restricted stock awards (“PSAs”) representing 200% of the target number of shares available for vest and (ii) 43,994 unvested time-based restricted stock awards (“RSAs”). For more information about PSAs and RSAs, refer to the “Compensation Discussion and Analysis – Components of Compensation for 2015 – Equity-Based Incentives” below.

(5)	Shares of common stock listed in the table above include (i) 15,328 unvested PSAs representing 200% of the target number of shares available for vest and (ii) 16,120 unvested RSAs.

(6)	Shares of common stock listed in the table above include (i) 11,922 unvested PSAs representing 200% of the target number of shares available for vest and (ii) 12,538 unvested RSAs.

(7)	Shares of common stock listed in the table above include (i) 15,328 unvested PSAs representing 200% of the target number of shares available for vest and (ii) 16,120 unvested RSAs.

(8)	Shares of common stock listed in the table above include (i) 11,922 unvested PSAs representing 200% of the target number of shares available for vest and (ii) 12,538 unvested RSAs.

(9)	Shares of common stock listed in the table above include 8,148 shares of common stock held by Mr. Carty’s spouse.

(10)	Consists of the shares listed in the table above with respect to Cyrus Holdings for which Mr. Freidheim has sole voting and dispositive power (as described in note 1 above).

(11)	Shares of common stock listed in the table above include 10,000 shares of common stock held on behalf of Nickell Irrevocable 2009 Trust, of which Mr. Nickell is trustee, and 500 shares of common stock held by a trust for which Mr. Nickell’s minor child is the sole beneficiary.

Virgin America Inc. 2016 Proxy Statement  •  19

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

Compensation Arrangements for Our Non-Employee Directors

We compensate our non-employee directors for their service on our Board but do not pay director fees to directors who are our employees. Under our current compensation program for non-employee directors, each non-employee director is entitled to receive an annual retainer of $60,000 paid in quarterly installments. The Chairman of the Board, the Vice-Chairman of the Board and the Chair of the audit committee receive additional annual retainers of $30,000, $15,000 and $15,000, respectively. The Chairs of the compensation, finance and nominating and corporate governance committees each receive additional annual retainers of $7,500. Non-chair members of the audit committee receive additional annual cash retainers of $5,000 each.

Non-employee directors are also eligible to receive an annual grant of restricted stock units with an aggregate value of $75,000, based on the closing price of our stock as of the date of grant, which vests on the first anniversary of the date of grant (“Board Service RSUs”). Board Service RSUs were granted on the date of the annual stockholders meeting in 2015, and Board Service RSUs will be granted following the annual meeting in 2016 to align with directors’ service. In the case of a director that is elected to the Board at a time other than the annual meeting of stockholders, Board Service RSUs are granted on the date of such director’s appointment to the Board and the $75,000 value is prorated to reflect his or her Board service from the date of his or her election to the Board through the first anniversary of our most recent annual meeting of the stockholders, at which time such director’s Board Service RSUs shall vest. New members of our Board are also eligible to receive a one-time sign-on grant of restricted stock units (“Sign-On RSUs”) with an aggregate value of $75,000, based upon the closing price of our stock as of the date of grant, which vest on the first anniversary of the grant date. In the event that a director ceases his or her service on the Board prior to the vesting of Sign-On RSUs or Board Service RSUs, a portion of the award shall vest on a prorated basis based on the number of days served on the Board during the applicable vesting period.

In addition, each non-employee director and his or her immediate family members are entitled to certain positive-space travel privileges on our flights, along with a payment to compensate the director for any taxes on the benefit, while serving as a director, consistent with the practices of our competitors in the airline industry. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the non-employee director compensation package and is consistent with industry practice.

In addition, we reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board and committees of our Board. Our non-employee directors are not currently entitled to receive any additional fees for their service as a director.

20  •  Virgin America Inc. 2016 Proxy Statement

Director Compensation

The following table sets forth information regarding compensation earned by our non-employee directors during 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Donald J. Carty	102,500	74,992	1,461	178,953
Samuel K. Skinner	82,500	74,992	3,833	161,325
Cyrus F. Freidheim Jr.	75,000	74,992	1,024	151,016
Stephen C. Freidheim (3)	60,000	74,992	—	134,992
Evan M. Lovell (4)	60,000	—	1,565	61,565
Robert A. Nickell	72,500	74,992	2,217	149,709
John R. Rapaport (3)	60,000	74,992	3,124	138,116
Stacy J. Smith	60,000	74,992	13,912	148,904
Jennifer L. Vogel (5)	22,989	131,671	—	154,660
Paul D. Wachter (5)	22,989	131,671	2,367	157,027

(1)	Represents the grant date fair value of restricted stock units (“RSUs”) issued to the director as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. For additional information on the valuation assumptions, see note 10 to our consolidated financial statements included in the section entitle “Note to the Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2105 (the “Annual Report”). RSUs granted for annual service on the Board will cliff vest on May 14, 2016, the one year anniversary of the 2015 annual meeting of stockholders. Ms. Vogel and Mr. Wachter were each granted a one-time sign on grant of 2,157 RSUs, which will vest on August 13, 2016 and 1,631 Board Service RSUs, prorated for the length of their service, which vest on May 14, 2016. As noted in (3) below, Mr. Rapaport disclaimed beneficial ownership of his 2015 RSU award. None of our non-employee directors held any stock options as of December 31, 2015.

(2)	Amounts include the value of flight privileges received in 2015 and tax reimbursements we paid to our non-employee directors in 2016 for such flight privileges.

Name	Flight Privileges ($)	Tax Gross-up ($)	Total ($)
Donald J. Carty	701	760	1,461
Samuel K. Skinner	1,761	2,072	3,833
Cyrus F. Freidheim Jr.	491	533	1,024
Stephen C. Freidheim	—	—	—
Evan M. Lovell	674	891	1,565
Robert A. Nickell	1,063	1,154	2,217
John R. Rapaport	1,347	1,777	3,124
Stacy J. Smith	5,647	8,265	13,912
Jennifer L. Vogel	—	—	—
Paul D. Wachter	961	1,406	2,367

(3)	Fees are issued to Cyrus Capital Partners, L.P in consideration of Mr. S. Freidheim and Mr. John Rapaport’s Board service. Mr. Rapaport disclaims beneficial ownership of his 2015 Board Service RSUs.

(4)	Fees are issued to the Virgin Group in consideration of Mr. Lovell’s Board service. Mr. Lovell declined his Board Service RSUs for 2015.

(5)	Ms. Vogel and Mr. Wachter joined the Board on August 13, 2015.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for the Board. Under these guidelines, non-employee directors who are not affiliated with our principal stockholders (currently, Messrs. Carty, Nickell, Skinner, Smith and Wachter and Ms. Vogel) are required to own the shares of our common stock having a value equal to or greater than three times their annual Board cash retainer ($180,000) within five years following the later of their date of initial election to the Board or the date of our initial public offering. In the event the stock ownership guidelines are not met within the five-year period, then each director must hold at least 50% of all net shares received through RSU or realized through stock option exercises until the stock ownership guidelines are achieved. For these purposes, net shares means all shares retained after applicable tax payment, and stock ownership includes shares (including restricted stock) owned directly or held in trust by the non-employee director or an immediate family member who resides in the same household but does not include shares a director has the right to acquire through the exercise of stock options or upon vesting of RSUs.

Virgin America Inc. 2016 Proxy Statement  •  21

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each material element of compensation that we provided to our named executive officers, or “NEOs” for the fiscal year ended December 31, 2015.

Our NEOs for the fiscal year ended December 31, 2015 were as follows:

•	C. David Cush, President and Chief Executive Officer;

•	Peter D. Hunt, Senior Vice President and Chief Financial Officer;

•	E. Frances Fiorillo, Senior Vice President, People and In-flight Services;

•	Stephen A. Forte, Chief Operating Officer; and

•	John J. Varley, Senior Vice President, General Counsel and Corporate Secretary.

Compensation Philosophy and Objectives

We compete with airlines and many other companies in seeking to attract and retain a highly skilled executive team. The overall goal of our compensation program is to attract and retain a skilled executive team to manage our business functions, maintain our culture and enhance the value of our business. In doing so, we draw upon a pool of talent that is highly sought after by other airlines and companies.

We regard as fundamental that executive officer compensation be structured to provide competitive base salaries and benefits to attract and retain executive officers and to provide incentive compensation to motivate executive officers to attain, and to recognize executive officers for attaining, financial, operational, individual and other goals that are consistent with increasing stockholder value. We also believe that our executive compensation program should include a long-term incentive component that aligns executives’ interests with our stockholders’ interests. The objectives of our long-term incentive awards, including equity-based compensation, are to encourage executives to focus on our long-term growth and to incentivize executives to manage our Company from the perspective of stockholders with a meaningful stake in our success.

In determining the form and amount of compensation payable to the NEOs, we are guided by the following objectives and principles:

•	Market-based, competitive compensation levels should attract and retain a skilled team. Set compensation at market-based, competitive levels that enable us to hire and retain high-performance teammates throughout the organization.

•	Pay for performance should motivate executive officers to attain financial, operational and other goals consistent with increasing stockholder value. Link a significant portion of the total compensation opportunities of our executive officers to our annual strategic objectives, reflecting our financial, operational, guest service, safety and teammate engagement performance targets, to motivate those officers to attain goals that are consistent with increasing stockholder value.

•	Long-term equity compensation should align executives’ interests with our stockholders’ interests. Provide equity-based compensation opportunities, consistent with the interests of our stockholders, to encourage our executives to focus on our long-term business strategy and growth prospects.

Say on Pay Voting Results

At our 2015 annual meeting of the stockholders, we asked stockholders for a non-binding advisory vote to approve the 2014 compensation of our NEOs (“say on pay”). Approximately 99% of the votes cast on the “say on pay” proposal voted to approve the compensation of our NEOs. Our compensation committee seeks to continue to ensure that the design of our executive compensation program is aligned with stockholder interests and will continue to incorporate stockholder feedback in its compensation decisions in the future.

22  •  Virgin America Inc. 2016 Proxy Statement

Company Performance in 2015

Executive Summary

We achieved the highest level of net income since our inception, generated significant operating cash flow and resumed growth by taking delivery of five new Airbus A320 aircraft in 2015. We ran our low-cost, high-amenity business model with an award-winning operational and guest experience, as evidenced by our continuing to receive travel industry awards for our guest service, product and operational excellence.

Highlights for 2015 include the following:

Financial Results

•	Achieved net income excluding special items[1] of $201.5 million for 2015, which was the highest in our Company’s history and represented an increase of 138.8% over 2014.

•	Experienced decreased passenger revenue per available seat mile (“PRASM”) by 1.5% compared to 2014, but still outperformed industry average domestic PRASM, which declined 3.4% over the same period, as measured by the industry trade group Airlines for America.

•	Maintained unrestricted cash of $496.3 million as of December 31, 2015.

Investment in Growth

•	Added five additional aircraft in 2015, growing our fleet to 58 aircraft by year end, and expect to add five additional aircraft by the end of 2016.

•	Signed lease agreements to take delivery of ten new Airbus A321neo aircraft starting in 2017 through 2018.

•	Launched service to Honolulu and Maui, Hawaii in the fourth quarter of 2015 and announced service to Denver for 2016.

•	Grew our frequent flyer customer base to approximately four million Elevate members, representing an annual growth rate of 12.9%.

•	Launched an upgrade to our state-of-the-art Red® in-flight entertainment system.

•	Introduced new, high-speed satellite-based in-flight internet service on our 2015 and 2016 aircraft deliveries.

Operational Performance

•	Continued to run a strong operation as reflected in our on-time arrival rate of 81.34% and mishandled baggage rate of 1.17 mishandled bags per 1,000 guests.

•	For the third year in a row, was named the top-ranked U.S. airline in the annual Airline Quality Rating by Wichita State University and Embry-Riddle Aeronautical University, a study of comparative performance by major airlines in four areas important to consumers (on-time performance, customer complaints, involuntary denied boarding and mishandled bags) based on publicly reported data filed with the U.S. Department of Transportation.

•	Continued to win major travel awards, including for “Best Domestic Airline” in Travel + Leisure magazine’s annual World’s Best Awards and “Best U.S. Airline” in Conde Nast Traveler magazine’s annual Readers’ Choice Awards – in each case for the eighth consecutive year.

Determination of Compensation

The compensation committee conducts an annual review of our Chief Executive Officer’s compensation and makes recommendations to our Board regarding adjustments, if any, to his compensation. The compensation committee also reviews and considers the recommendations of the Chief Executive Officer with respect to the other NEOs’ compensation, including base salaries and annual incentive compensation, when establishing the other NEOs’ compensation on no less than an

[1]	We recorded $139.0 million in income related to certain special items during 2015 that have been excluded from the above commentary. These items include: $173.5 million in connection with the reversal of our income tax asset valuation allowance, $1.7 million for mark to mark adjustments on fuel hedges related to 2015, offset by $36.1 million in expense related to a change in estimate on our aircraft maintenance deposits associated with future maintenance events.

Virgin America Inc. 2016 Proxy Statement  •  23

annual basis. As part of its review, the compensation committee evaluates our Company’s performance each year against the approved operating plan objectives. Our Chief Executive Officer recuses himself from compensation committee and Board discussions when his compensation is reviewed.

The compensation committee evaluates our executive compensation policies and practices on an ongoing basis to ensure that they are structured to motivate the attainment of certain short-term and long-term financial and operational goals. Subjective factors considered in compensation determinations include an executive’s skills and capabilities, contributions as a member of the executive management team, influence on our overall performance and whether the total compensation potential and structure is sufficient to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.

In 2015, the committee engaged an independent compensation consultant, F.W. Cook & Co. (“F.W. Cook”), to assist the committee with its review of our executive compensation program. This consultant performs no other services for our Company.

In 2015, the compensation committee established a peer group for purposes of evaluating our executive compensation program. The peer group was approved by the committee based upon the recommendation of F.W. Cook. Companies were selected using objective screening criteria including revenue, market value, and industry classification. The peer group is intended to include companies that we compete with for business, executive talent and investor capital. Heartland Express and Knight Transportation were included as peer companies in 2014, but were removed from the group in 2015 and Genesee & Wyoming Inc. and Old Dominion Freight Line, Inc. were added to the list of peer companies. For 2015, our peer group comprised the following 16 airline and transportation/logistics companies:

Air Transport Services Group, Inc.	Hawaiian Holdings, Inc.	Spirit Airlines, Inc.
Alaska Air Group, Inc.	Hub Group, Inc.	Werner Enterprises, Inc.
Allegiant Travel Company	JetBlue Airways Corp.	WestJet Airlines Ltd.
Atlas Air Worldwide Holdings, Inc.	Old Dominion Frieght Line, Inc.	XPO Logistics, Inc.
Forward Air Corp.	Republic Airways Holdings Inc.
Genesee & Wyoming Inc.	SkyWest, Inc.

As of December 31, 2015, our revenue value ranked between the 25th percentile and the median of the peers.

	Annual Revenue (in millions)	Market Capitalization (in millions)
75th Percentile	$3,203	$2,989
Median	2,229	1,845
25th Percentile	1,703	1,153
Virgin America	1,530	1,602

In addition, in order to understand pay practices in the larger airline industry, the compensation committee reviewed the pay design practices at a separate group of larger commercial airlines, including: Air Canada, American Airlines Group, Delta Air Lines, Southwest Airlines and United Continental Holdings. This information was not used in decision-making, but provided context for compensation program design in the airline industry. The data were to allow context on compensation and information regarding incentive design within larger, high-profile airline industry competitors for talent.

Components of Compensation for 2015

In 2015, the compensation program for our NEOs consisted of four components:

•	base salary;

•	annual cash incentive;

•	equity-based incentives; and

•	other benefits.

As we have been a public company for less than two years, we are continuing to build our executive compensation program around each of the above elements because each individual component is beneficial in achieving one or more of the objectives of the program. We believe that, collectively, the elements of our compensation program are effective in achieving our overall objectives. For 2015, we added a new performance element to the equity component of our compensation

24  •  Virgin America Inc. 2016 Proxy Statement

program in order to further emphasize our pay for performance philosophy. We believe the addition of performance-based restricted stock awards (“PSAs”) will enhance the alignment of executive compensation with Company performance.

Below is the relative mix of compensation elements provided to our NEOs for 2015. These values are based on: (i) for bonuses, the actual bonus received under our Incentive Compensation Plan and (ii) for long term equity, the grant date fair value of time-based restricted stock awards and PSAs, which for the latter, reflects a probability of achieving 80% of target performance.

Chief Executive Officer	All Other NEOs

Base Salary

We believe a competitive base salary is essential to attracting and retaining key executive talent, and we provide our NEOs with a base salary to compensate them for services rendered during the fiscal year. The base salary payable to each NEO provides a fixed component of compensation reflecting the executive’s role, qualifications, experience and scope of responsibilities. Base salary amounts also consider, among other factors, the NEO’s potential to take on additional responsibilities, competitive market practices and internal parity. In general, the compensation committee reviews potential adjustments to the base salaries of our NEOs on an annual basis.

In November 2015, following a review of competitive base salaries provided by F.W. Cook, the compensation committee recommended to the Board an increase in our NEO base salary amounts, effective December 1, 2015. The size of the increases was determined based on our compensation committee’s evaluation of the competitive market in order to set them at levels comparable to a geographic adjusted market 50th percentile of the peer group to reflect the relatively higher cost of labor and extensive competition for executive talent in the San Francisco Bay Area relative to the locations of most peer companies. Prior to the December 2015 salary increase, NEO salaries were below the 50th percentile of the geographically adjusted data. Salary determinations for individual NEOs took into account a number of factors, including scope of responsibility, performance, future potential and other considerations. The table below sets forth the increase each NEO received.

NEO	New Base Salary	Percentage Increase
C. David Cush	$710,000	7%
Peter D. Hunt	$450,000	12%
E. Frances Fiorillo	$400,000	19%
Steve A. Forte	$450,000	10%
John J. Varley	$400,000	19%

The amounts paid to our NEOs as base salaries in 2015 are set forth under the Summary Compensation Table below.

Incentive Compensation

We maintain an Incentive Compensation Plan (the “ICP”) in order to recognize the performance of our management team, including our NEOs, in achieving our strategic objectives, including financial and commercial, operational, guest service and safety and team member engagement targets for the year. The compensation committee reviews and recommends the performance goals under the ICP and the target awards for the NEOs, which are reviewed and approved by the Board.

The compensation committee has generally used a guideline target opportunity for our NEOs. In 2015, following the compensation committee’s review and recommendation to the Board based on a report of competitive incentive compensation practices of peer companies provided by F.W. Cook, the annual 2015 ICP targets for Messrs. Forte, Hunt and Varley and Ms. Fiorillo were raised from prior targets in order to align their compensation with the 2014 peer group. Messrs. Forte, Hunt and Varley and Ms. Fiorillo were set at a target of 65% of base salary for 2015, based on our Company’s achievement of the established target. Mr. Cush continued to have an ICP target of 100% of base salary, based on our

Virgin America Inc. 2016 Proxy Statement  •  25

Company’s achievement of the established target. The determination of the amount of annual incentives paid to our executive officers generally reflects a number of considerations, including achievement of performance goals discussed below, Company earnings and a subjective evaluation of the individual contributions of the executive officer during the relevant period. Linear interpolation was used between the threshold and maximum performance levels in the ICP such that the ICP measured degrees of performance that was different that the goal.

The compensation committee recommended, and the Board established, performance targets for Fiscal 2015 as follows:

Measure	Performance Measure Objectives	Weight	Threshold (50% Target)	Goal (100% Target)	Max (175% Target)
Financial & Commercial Performance	Operating Income	20%	$164.56	$193.60	$222.64
	Ticketed PRASM against Industry	20%	98.65%	99.40%	100.15%
	Ex-Fuel, Ex-Profit Sharing CASM	20%	7.5 cents	7.35 cents	7.20 cents
Operational Performance	On-Time Performance	7.5%		81.30%
	Completion Factor	7.5%	99.20%	99.40%	99.60%
Safety	Aircraft Ground Damage	5%		2.20 per 10,000 departures
People	Teammate Engagement	5%		3.78(1)
Guest Service	Baggage Performance	7.5%	1.95	< = 1.65 bags per 1,000 guests	1.25
	Net Promoter Score	7.5%		>= 67%

(1)	Based on teammate survey of twelve engagement questions.

The specific targets set by our compensation committee and Board for our financial and commercial objectives for 2015 were designed to address the following performance measures:

Performance Category	Performance Measure	Performance Measure Objectives
Financial	Operating Income Ticketed PRASM versus Industry Ex-Fuel, Ex-Profit Sharing CASM	These financial objectives measure our Company’s revenue and cost. Performance against the business plan approved by the Board during the annual budget review.
Operational	On-Time Performance	On-Time performance is a key operational performance measure used in DOT rankings and is also used to reward front line teammate performance.
	Completion Factor	Flight completion factor is a key operational performance measure.
Safety	Aircraft Ground Damage	Aircraft ground damage is an important operational performance measurement and is also used to reward front line teammate performance.
People	Teammate Engagement	Teammate engagement reflects the involvement, commitment and productivity of our Company’s teammates.
Guest Service	Mishandled Baggage Performance	Baggage performance is an important customer experience objective included in DOT rankings and is also used to reward front line teammate performance.
	Net Promoter Score	This score measures the loyalty of our Company’s customer relationships.

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In 2016, our compensation committee determined that the specific financial and commercial objectives achieved in 2015 were as follows:

Measure	Performance Measure Objectives	Weight	Threshold (50% Target)	Goal (100% Target)	Max (175% Target)	Actual	Actual Achievement	Weighted Achievement
Financial & Commercial Performance	Operating Income	20%	$164.56	$193.60	$222.64	$211.66	147%	29%
	Ticketed PRASM against Industry	20%	98.65%	99.40%	100.15%	100.52%	175%	35%
	Ex-Fuel, Ex-Profit Sharing CASM	20%	7.5 cents	7.35 cents	7.20 cents	7.48 cents	57%	11%
Operational Performance	On-Time Performance	7.5%		81.30%		81.34%	100%	8%
	Completion Factor	7.5%	99.20%	99.40%	99.60%	99.13%	—	0%
Safety	Aircraft Ground Damage	5%		2.20 per 10,000 departures		2.23	—	0%
People	Teammate Engagement	5%		3.78		3.56	—	0%
Guest Service	Baggage Performance	7.5%	1.95	< = 1.65 bags per 1,000 guests	1.25	1.17	175%	13%
	Net Promoter Score	7.5%		>= 67%		72%	100%	8%
Total								104%

We achieved threshold performance for six of the nine goals, but missed threshold for goals related to Completion Factor, Aircraft Ground Damage and Teammate Engagement. In the aggregate, our compensation committee recommended and the Board determined that the weighted achievement across all nine goals was 104% of Target. In determining individual payments under the ICP, our compensation committee and Board determined to pay each NEO based on the corporate achievement level of 104%, in each case adjusted by taking into consideration individual performance.

The actual amounts paid to our NEOs under the 2015 ICP are set forth under the Summary Compensation Table below.

Equity-Based Incentives

We use stock-based awards in our executive compensation program in order to align the interests of our NEOs with those of our stockholders. We believe our long-term performance is enhanced through an equity ownership culture since it encourages a focus on the long-term performance of our Company.

Stock Options and Restricted Stock Units

We provided equity awards to the NEOs at the time of hire in the form of options to purchase shares of our common stock or restricted stock units (“RSUs”). We believe that such equity awards provide an effective performance incentive because executive officers obtain increasing value from their options and RSUs if our stock price increases (which would benefit all stockholders) and they remain employed with us beyond the date that their options or RSUs vest. Further, awards granted prior to 2014 generally included price-contingent vesting conditions, which as of the end of 2015, had not all been fully satisfied.

Restricted Stock Awards

For 2015, the compensation committee evaluated the use of performance-based restricted stock awards in addition to time-based restricted stock awards, in order to further align executive compensation to our Company’s performance and be more consistent with industry practice among our peer group. With respect to these awards for 2015, the compensation committee recommended that the target long-term equity-based awards should be set between the median and the 75th percentile of the Company’s peer group, in order to allow the program to be competitive with the San Francisco Bay Area labor market, including the greater use of equity among San Francisco Bay Area talent competitors that was not captured in the peer group data. In November 2015, after reviewing various equity plan designs and competitive peer data provided by F.W. Cook, the compensation committee recommended, and the Board approved, an equity program for our NEOs that consisted of two-thirds of time-based restricted stock awards (“RSAs”) and one-third performance-based restricted stock awards (“PSAs”).

Two-thirds of the total long-term equity-based incentive awards granted to each of our NEOs were granted in the form of RSAs and were granted to each of our NEOs in November 2015 as follows: Mr. Cush: 43,994 RSAs; Mr. Forte: 16,120

Virgin America Inc. 2016 Proxy Statement  •  27

RSAs; Mr. Hunt: 16,120 RSAs; Ms. Fiorillo: 12,538 RSAs; and Mr. Varley: 12,538 RSAs. The RSAs vest in three equal installments on November 12, 2016, 2017 and 2018, subject to the NEO’s continued service to us through the applicable vesting date.

One-third of the total long-term equity based incentive awards granted to each of our NEOs were granted in the form of PSAs, and were granted to each of our NEOs in November 2015 as follows (amounts shown are 100% of target): Mr. Cush: 20,918 PSAs; Mr. Forte: 7,664 PSAs; Mr. Hunt: 7,664 PSAs; Ms. Fiorillo: 5,961 PSAs; and Mr. Varley: 5,961 PSAs. The number of shares that will vest pursuant to such PSAs, up to a maximum of 200% of target will be determined at the end of a two-year performance period beginning January 1, 2016 and cliff vest three years from the grant date. The number of earned shares will be primarily measured by the Company’s change in relative pre-tax income margin (“Relative PTIM”) as compared with the airline peer average measured using U.S. airlines weighted average by revenue. We believe Relative PTIM is effective as a primary goal because it incentivizes our management to increase our long-term profitability and efficiency, after adjusting for external factors that impact the industry as a whole, like fuel prices. The Relative PTIM target is 100 basis points improvement in PTIM relative to the airline peer average. The threshold and maximum were set at levels that approximate beating consensus analyst expectations and beating the industry average, respectively.

A secondary measurement of relative total stockholder return (“Relative TSR”) will act as a plus or minus multiplier of up to 25% of the number of shares earned based on the Relative PTIM. Relative TSR will be calculated using the Dow Jones U.S Airline Index with the threshold set at -500 basis points and the maximum set at +500 basis points. In the event that Relative PTIM performance does not exceed the threshold, no PSAs will be earned regardless of Relative TSR performance. Relative TSR was used as a secondary metric because it takes into account the overall volatility in the airline industry and aligns with the return experienced by our stockholders if they invested in similar companies. The number of shares that may vest under the 2015 PSAs may range from zero to 200% of the target based on our Company’s performance over the two-year performance period and linear interpolation will be used for performance that falls between threshold and target performance or between target and maximum performance.

	Relative PTIM (1/1/16-12/31/17) Preliminary Payout (% Target)		Relative TSR (1/1/16-12/31/17) Preliminary Payout (% Target		Final Payout (% of Target Shares)
Maximum	160%	×	+25%	ð	200%
Target	100%		+0%		100%
Threshold	40%		-25%		30%
Below Threshold	0%		0%		0%

Benefits

The NEOs receive the same health, welfare and other benefits provided to all of our teammates:

•	medical, dental and vision insurance;

•	life insurance, accidental death and dismemberment and business travel and accident insurance;

•	health and dependent care flexible spending accounts;

•	short- and long-term disability; and

•	401(k) plan, including matching contributions and non-elective employer contributions.

Perquisites

As is common in the airline industry, each NEO, and his or her spouse or domestic partner, immediate family members and, in certain circumstances, other designees, are entitled to certain travel privileges on our flights, some of which may be on a positive-space basis. Similar travel benefits are afforded to all of our teammates on a more limited basis. The value of such positive-space leisure flight benefits for the executives is reported as taxable income. An officer who retires with a minimum of five years of service and an eligibility number equal to 65 or greater, obtained by the sum of the officer’s age plus years of service, may continue to receive complimentary flight benefits for the officer, the officer’s spouse, domestic partner or designated companion and dependent children. We reimburse the retired officer for associated income taxes on the complimentary travel with an imputed tax value up to $10,000 per year.

We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of each NEO’s compensation package and is consistent with industry practice. Additionally, we fund matching 401(k) contributions and provide non-elective employer contributions to our NEOs, consistent with our other employees. We provide enhanced, Company-paid life insurance for our NEOs at three times their annual salaries, capped at $1,000,000. Finally, certain NEOs

28  •  Virgin America Inc. 2016 Proxy Statement

also receive temporary housing, travel and tax-related stipends. Such tax stipends are for foreign nationals and are provided to offset the effect of paying double income taxes. We do not provide any other significant perquisites or personal benefits to our NEOs. The perquisites received by NEOs represent a small part of the overall compensation for these executives and are offered to provide competitive compensation arrangements. See the Summary Compensation Table and the related footnotes for information regarding benefits received by the NEOs in 2015.

Stock Ownership Guidelines

In 2015, our Board adopted stock ownership guidelines to strengthen the alignment between our executive officers and stockholders. Under these guidelines, the CEO is required to own shares of our Company’s common stock greater than or equal to five times his base salary, and the other NEOs are required to own shares of our company’s common stock greater than or equal to three times their base salary within five years following the later of their date of hire or the date of our company’s initial public offering. In the event the stock ownership guidelines are not met within the five year period, then each NEO must hold at least 50% of all net shares received through RSU vesting or realized through stock option exercises until the stock ownership guidelines applicable to the NEO are achieved. For these purposes, net shares means all shares retained after applicable withholding of any shares for tax purposes and stock ownership includes shares (including restricted stock) owned directly or held in trust by the executive officer or an immediate family member who resides in the same household but does not include shares an executive officer has the right to acquire through the exercise of stock options or upon vesting of RSUs.

Tax and Accounting Considerations

While our Board and our compensation committee generally consider the financial accounting and tax implications of their executive compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically. Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for our Chief Executive Officer and each of the other NEOs (other than our Chief Financial Officer), unless compensation is performance-based or qualifies for another exemption from Section 162(m). In setting compensation, our compensation committee and our Board consider the potential effects of Section 162(m) on the compensation paid to our NEOs but may decide to provide compensation that does not qualify for an exemption from Section 162(m).

Virgin America Inc. 2016 Proxy Statement  •  29

Executive Compensation

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to our NEOs during the past three fiscal years.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
C. David Cush	2015	667,423	2,292,441	—	694,120	27,720	3,681,704
President & CEO	2014	665,000	3,111,187	—	831,000	21,570	4,628,757
	2013	657,500	—	—	581,875	14,820	1,254,195
Peter D. Hunt	2015	405,531	839,962	—	274,139	40,950	1,560,582
SVP & CFO	2014	403,000	599,840	—	227,000	20,850	1,250,690
	2013	398,846	—	267,500	157,106	13,726	837,178
E. Frances Fiorillo	2015	338,500	653,315	—	228,826	117,603	1,338,244
SVP -People & In-flight Services	2014	335,000	554,139	—	188,000	122,350	1,199,489
	2013	331,539	—	202,335	130,594	80,167	744,635
Steve A. Forte	2015	412,154	839,962	—	222,893	126,553	1,601,562
Chief Operating Officer	2014	410,000	426,535	—	282,000	118,411	1,236,946
John J. Varley	2015	338,500	653,315	—	228,826	27,720	1,248,361
SVP & General Counsel	2014	335,000	622,426	—	188,000	23,370	1,168,796
	2013	331,538	—	187,350	130,594	16,620	666,102

(1)	In accordance with SEC rules, for 2015, this column reflects the grant date fair value of RSAs and PSAs calculated in accordance with ASC Topic 718 for stock-based compensation transactions. Amounts reported for the 2015 PSAs assume a probability of achieving 80% of target, reflecting the probable outcome of the performance conditions at the time of grant. Based on the grant date fair value of $39.14, calculated using a Monte Carlo simulation model, the value of the PSAs at their maximum value as of the grant date was $1,637,461 for Mr. Cush, $599,938 for Mr. Hunt, $466,627 for Ms. Fiorillo, $599,938 for Mr. Forte and $466,627 for Mr. Varley. For additional information on the valuation assumptions, see Note 10 to our consolidated financial statements included in the section entitled “Notes to the Consolidated Financial Statements” in our Annual Report.

(2)	In accordance with SEC rules, this column represents the grant date fair value of stock options granted, calculated in accordance with ASC Topic 718 for stock-based compensation transactions. There were no stock options granted for the years ended December 31, 2014 and 2015. For additional information on the valuation assumptions, see Note 10 to our consolidated financial statements included in the section entitled “Notes to the Consolidated Financial Statements” in the Annual Report.

(3)	The amounts reported in the “All Other Compensation” column for 2015 are described in more detail in the following table. The amounts reported for perquisites and other benefits represent the actual costs incurred by us in providing these benefits to the indicated NEO.

Name and Principal Position	Company contribution to 401(k) defined contribution plan	401(k) Equivalent (1)	Housing Allowance/ Reimbursement	Travel	Tax Equalization	Tax Prep and Financial Planning Fees Reimbursed	Company Paid Life and Other (2)	All Other Compensation Total (3)
C. David Cush	$23,850	$—	$—	$—	$—	$—	$3,870	$27,720
Peter D. Hunt	23,850	—	—	750(4)	—	15,000	1,350	40,950
E. Frances Fiorillo	—	23,850	—	30,032(5)	53,588	10,133	—	117,603
Steve A. Forte	23,850	—	92,663(6)	450(7)	—	4,300	5,290	126,553
John J. Varley	23,850	—	—	—	—	—	3,870	27,720

(1)	Includes an amount equal to what the Company’s 401(k) contribution would have been, assuming Ms. Fiorillo would have made the maximum contribution to the Company’s 401(k) plan, in order for Ms. Fiorillo to make an equivalent contribution to a registered retirement account.

(2)	Includes a taxable per diem of $130 for Mr. Forte.

(3)	Messrs. Cush and Varley did not receive travel benefits or other perquisites and benefits in excess of $10,000.

(4)	Includes tax paid by our Company $102.

(5)	Includes tax gross-up of $10,448 and tax paid by our Company of $115.

(6)	We paid a monthly housing allowance in 2015 to Mr. Forte in connection with his employment. The amount above includes a tax gross-up of $32,663.

(7)	Includes tax paid by our Company of $7.

30  •  Virgin America Inc. 2016 Proxy Statement

Grants of Plan-Based Awards in 2015

The following table sets forth certain information with respect to grants of non-plan and plan-based awards to our NEOs for 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (3) (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. David Cush		250,284	667,423	1,042,849	—	—	—	—	—
	11/12/2015	—	—	—	6,275	20,918	41,836	—	654,984	(4)
	11/12/2015	—	—	—	—	—	—	43,994	1,637,457	(5)
Peter D. Hunt		98,848	263,595	411,867
	11/12/2015	—	—	—	2,299	7,664	15,328	—	239,975	(4)
	11/12/2015	—	—	—	—	—	—	16,120	599,986	(5)
E. Frances Fiorillo		82,509	220,025	343,789	—	—	—	—	—
	11/12/2015	—	—	—	1,788	5,961	11,922	—	186,651	(4)
	11/12/2015	—	—	—	—	—	—	12,538	466,664	(5)
Steve A. Forte		100,463	267,900	418,594	—	—	—	—	—
	11/12/2015	—	—	—	2,299	7,664	15,328	—	239,975	(4)
	11/12/2015	—	—	—	—	—	—	16,120	599,986	(5)
John J. Varley		82,509	220,025	343,789	—	—	—	—	—
	11/12/2015	—	—	—	1,788	5,961	11,922	—	186,651	(4)
	11/12/2015	—	—	—	—	—	—	12,538	466,664	(5)

(1)	Constitutes threshold, target and maximum amounts payable under the ICP for 2015. The performance goals for determining the payout are described in “Executive Compensation – Incentive Compensation” above. Actual payouts are reported in the “Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table.”

(2)	Constitutes the threshold, target and maximum number of PSAs that will vest upon the attainment of corresponding performance objectives. See the “Outstanding Equity Awards at December 31, 2015” table for specific vesting schedules.

(3)	Represents the number of RSAs which vest in a series of three equal annual installments commencing on the first anniversary of the grant date.

(4)	Represents the total grant date fair value of PSAs assuming a probability of achievement of 80% of target, reflecting the probable outcome of the performance conditions at the time of grant, and calculated in accordance with ASC Topic 718 for stock-based compensation. Grant date fair value for such awards was based upon a stock price of $39.14. For additional information on the valuation assumptions, see Note 10 to our consolidated financial statements included elsewhere in our Annual Report.

(5)	Represents the total grant date fair value of RSAs calculated in accordance with ASC Topic 718 for stock-based compensation. For additional information on the valuation assumptions, see Note 10 to our consolidated financial statements included elsewhere in our Annual Report.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

Offer Letters

We have entered into standard offer letters with each of our NEOs, which provide for a base salary, target annual incentive compensation and standard benefits. Other than the severance benefits described below under “Potential Payments upon Termination or Change in Control,” there are no executory obligations of the Company under these offer letters.

Virgin America Inc. 2016 Proxy Statement  •  31

Outstanding Equity Awards at December 31, 2015

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2015.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (#)		Market Value of Shares of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
C. David Cush	7/8/2013	—	—		—	—	—	33,117	(2)	1,192,543	—		—
	7/8/2013	—	—		—	—	—	92,728	(3)	3,339,135	—		—
	7/8/2013	—	—		—	—	—	136,883	(4)	4,929,157	—		—
	11/19/2014	—	—		—	—	—	—		—	22,960	(5)	826,790
	11/12/2015	—	—		—	—	—	—		—	6,275	(6)	225,963
	11/12/2015	—	—		—	—	—	—		—	43,994	(7)	1,584,224
Peter D. Hunt	7/20/2011	37,090	—		—	$16.61	7/20/2021	—		—	—		—
	5/13/2013	66,234	—		—	$16.53	5/13/2023	—		—	—		—
	11/19/2014	—	—		—	—	—	—		—	11,038	(5)	397,478
	11/12/2015	—	—		—	—	—	—		—	2,299	(6)	82,787
	11/12/2015	—	—		—	—	—	—		—	16,120	(7)	580,481
E. Frances Fiorillo	5/13/2013	34,013	—		—	$12.98	5/13/2023	—		—	—		—
	11/19/2014	—	—		—	—	—	—		—	9,714	(5)	349,801
	11/12/2015	—	—		—	—	—	—		—	1,788	(6)	64,386
	11/12/2015	—	—		—	—	—	—		—	12,538	(7)	451,493
Stephen A. Forte	5/13/2013	24,156	22,078	(8)	—	$8.45	5/13/2023	—		—	—		—
	11/19/2014	—	—		—	—	—	—		—	12,363	(5)	445,192
	11/12/2015	—	—		—	—	—	—		—	2,299	(6)	82,787
	11/12/2015	—	—		—	—	—	—		—	16,120	(7)	580,481
John J. Varley	7/6/2010	37,090	—		—	$12.98	7/6/2020	—		—	—		—
	5/13/2013	43,052	—		—	$12.98	5/13/2023	—		—	—		—
	11/19/2014	—	—		—	—	—	—		—	9,714	(5)	349,801
	11/12/2015	—	—		—	—	—	—		—	1,788	(6)	64,386
	11/12/2015	—	—		—	—	—	—		—	12,538	(7)	451,493

(1)	The amount listed in this column represents the product of the closing market price of our Company’s stock of $36.01 as of December 31, 2015 multiplied by the number of shares of stock subject to the awards, except in the case of PSAs for which the amount represents $36.01 multiplied by the number of shares that would vest based upon threshold performance achievement.

(2)	The 33,117 shares subject to this RSU award will vest upon the date on which the price of our common stock exceeds $37.74 per share on a daily moving-average basis for the preceding six months.

(3)	One-third of the total number of shares subject to this RSU award will vest on each date that is 12 months, 24 months and 36 months after the occurrence of our initial public offering (“IPO”) on November 19, 2014, subject to continued service with us through each vesting date, provided that our stock price exceeds and has exceeded a $37.74 per share stock price trigger on a daily moving-average basis for the preceding six months up to each vesting date. Since the 12 month anniversary of our IPO has passed, the first tranche of this award shall vest at any time after our stock price exceeds the associated stock price trigger on a daily moving-average basis for the preceding six months.

(4)	One-half of the total number of shares subject to this RSU award will vest on each of November 19, 2016 and November 19, 2017, subject to continued service with us through each vesting date, and provided that our stock price exceeds and has exceeded a per share stock price trigger on a daily moving-average basis for the preceding six months up to each vesting date as follows: $18.87 per share stock price trigger applicable to 30,909 of the shares, $26.42 per share stock price trigger applicable to 44,156 of the shares and $30.20 per share stock price trigger for 61,818 of the shares.

(5)	One-half of the shares subject to these RSUs vest on each of November 19, 2016 and November 19, 2017 subject to continued service with us through the applicable vesting date.

(6)

Represents number of PSAs that would vest upon threshold performance achievement. PSAs have a three-year cliff vesting service requirement such that vesting will occur on November 12, 2018 if performance criteria are met. The performance conditions of the PSAs are based on metrics measured by our financial performance relative to certain peer airlines, and the market condition is based on stock

32  •  Virgin America Inc. 2016 Proxy Statement

price performance relative to certain peers. The maximum PSA payout is 200% of target shares and the minimum payout is zero. Target is considered shares granted at 100% of available share payout. See above in “Compensation and Analysis – Components of Compensation – Equity-Based Incentives” for more information about PSAs.

(7)	Represents RSAs, which have a three year service requirement for which vesting will occur annually on November 12, 2016, 2017, and 2018 subject to continued service with us.

(8)	This award shall vest on April 8, 2016, subject to continued service with us.

Option Exercises and Stock Vested in 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
C. David Cush	—	$—	322,619	$9,744,295
Peter D. Hunt	—	—	36,617	1,202,472
E. Frances Fiorillo	43,664	1,017,382	27,376	902,101
Stephen A. Forte	20,000	561,328	6,182	225,272
John J. Varley	—	—	34,397	1,128,177

(1)	The value realized on exercise is based on the difference between the market price on the date of exercise and the exercise price of the options.

(2)	Represents the closing market price of a share of our common stock on the vesting date multiplied by the number of shares that vested.

Pension Benefits

We do not maintain any defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans

Potential Payments upon Termination or Change in Control

Under the offer letter entered into with Mr. Cush in connection with the commencement of his employment, if we terminate Mr. Cush for other than “cause” or if he resigns for “good reason” (as each such term is defined in Mr. Cush’s offer letter), Mr. Cush is entitled to a cash payment equal to 24 months’ base salary.

Mr. Hunt’s offer letter does not contain terms detailing his compensation in the event of termination or a change in control.

Under the offer letter entered into with Ms. Fiorillo, if we terminate Ms. Fiorillo’s employment for other than “cause” (as defined in the offer letter), Ms. Fiorillo is entitled to receive a payment equal to six months’ base salary, prorated target bonus and option vesting. In addition, based on her age and years of service to us, Ms. Fiorillo would also qualify for a retired officer travel benefit which provides leisure travel flight benefits on Virgin America during her retirement equivalent to those available to her as an officer.

Under the offer letter entered into with Mr. Forte in connection with the commencement of his employment, if we terminate Mr. Forte for other than “cause” or if he resigns for “good reason” (as each such term is defined in his offer letter), Mr. Forte is entitled to a cash payment equal to 12 months’ base salary.

Under the offer letter entered into with Mr. Varley in connection with the commencement of his employment, if we terminate Mr. Varley for other than “cause” or if he resigns for “good reason” (as each such term is defined in Mr. Varley’s offer letter), Mr. Varley is entitled to a cash payment equal to 12 months’ base salary. In addition, based on his age and years of service to us, Mr. Varley would also qualify for a retired officer travel benefit which provides leisure travel flight benefits on Virgin America during his retirement equivalent to those available to him as an officer.

In 2014, we adopted a Change in Control Severance Plan (the “Severance Plan”), pursuant to which each of our NEOs is eligible for certain severance and change in control benefits. Under the Severance Plan, in the event that the NEO is terminated without “Cause” or resigns for “Good Reason” (each as defined in the Severance Plan) during the 18-month period immediately following a change in control (as defined in our 2014 Equity Incentive Award Plan) of our Company, then

Virgin America Inc. 2016 Proxy Statement  •  33

such NEO is entitled to receive (i) a lump sum cash severance payment equal to two times the sum of the NEO’s base salary and his or her target annual cash bonus opportunity for the year of termination; (ii) payment by us of COBRA premiums for up to 24 months following the date of termination; (iii) full accelerated vesting of each of the NEO’s then outstanding equity awards; (iv) career counseling and career transition services paid by us in an amount up to $10,000; and (v) lifetime confirmed space first class air travel for the NEO and his or her covered family members and dependents for leisure travel. Under the Severance Plan, the NEO must provide a general release of claims against the Company in order to receive the foregoing severance benefits.

Under the terms of the PSAs described above, in the event of termination due to a participant’s death or disability prior to the end of the performance period, any unvested shares shall be deemed earned shares with respect to the greater of (i) 100% of the target number of shares granted and (ii) the number of shares that would have been deemed earned based on the target level of achievement for Relative PTIM and the actual level of achievement for Relative TSR as determined through the date of termination. In the event of termination due to a participant’s death or disability prior to the end of the performance period, any earned shares will vest in full as of the date of the termination. In addition, in the event of a change in control prior to the end of the performance period, any then-unvested PSAs shall be deemed earned based on the target level of achievement for Relative PTIM and the actual level of achievement for Relative TSR as determined through the fifth day prior to the consummation of the change of control and shall continue to vest in accordance with the grant agreement. In the event of termination other than for cause or effected for good reason within 24 months following a change of control, such earned shares shall vest in full as of the date of such termination.

34  •  Virgin America Inc. 2016 Proxy Statement

The table below quantifies certain compensation and benefits that would have become payable to each of our NEOs if his or her employment had terminated on December 31, 2015, as a result of each of the termination scenarios described below, taking into account the NEO’s compensation as of that date.

Name of Executive Officer	Termination Scenario	Severance ($)	Value of Unvested Restricted Stock Awards ($) (3)	Value of Unvested Performance Stock Awards ($) (4)	Value of Restricted Stock Units ($) (5)	Value of Unvested Option Awards ($) (6)	Life Insurance Proceeds ($) (7)	Other ($)	Total ($)
C. David Cush	Termination Not Involving a Change in Control
	Termination for Cause	—	—	—	—	—	—	—	—
	Termination without Cause or Resignation for Good Reason	1,420,000(1)	—	—	—	—	—	—	1,420,000
	Death	—	—	753,257	—	—	1,000,000	—	1,753,257
	Disability	—	—	753,257	—	—	—	—	753,257
	Termination Involving a Change in Control								—
	Termination without Cause or Resignation for Good Reason	2,840,000(2)	1,584,224	753,257	10,287,625	—	—	39,763(8)	15,504,869
Peter D. Hunt	Termination Not Involving a Change in Control								—
	Termination for Cause	—	—	—	—	—	—	—	—
	Termination without Cause or Resignation for Good Reason	—	—	—	—	—	—	—	—
	Death	—	—	275,981	—	—	1,000,000	—	1,275,981
	Disability	—	—	275,981	—	—	—	—	275,981
	Termination Involving a Change in Control								—
	Termination without Cause or Resignation for Good Reason	1,485,000(2)	580,481	275,981	397,478	—	—	38,833(8)	2,777,773
E. Frances Fiorillo	Termination Not Involving a Change in Control								—
	Termination for Cause	—	—	—	—	—	—	—	—
	Termination without Cause	310,013(1)	—	—	—	—	—	13,969(9)	323,982
	Death	—	—	214,656	—	—	1,000,000	—	1,214,656
	Disability	—	—	214,656	—	—	—	—	214,656
	Termination Involving a Change in Control								—
	Termination without Cause or Resignation for Good Reason	1,320,000(2)	451,493	214,656	349,801	—	—	36,683(8)(9)	2,372,633
Stephen A. Forte	Termination Not Involving a Change in Control								—
	Termination for Cause	—	—	—	—	—	—	—	—
	Termination without Cause or Resignation for Good Reason	450,000(1)	—	—	—	—	—	—	450,000
	Death	—	—	275,981	—	—	1,000,000	—	1,275,981
	Disability	—	—	275,981	—	—	—	—	275,981
	Termination Involving a Change in Control								—
	Termination without Cause or Resignation for Good Reason	1,485,000(2)	580,481	275,981	445,192	608,361	—	71,088(8)	3,466,103
John J. Varley	Termination Not Involving a Change in Control								—
	Termination for Cause	—	—	—	—	—	—	—	—
	Termination without Cause or Resignation for Good Reason	400,000(1)	—	—	—	—	—	13,969(9)	413,969
	Death	—	—	214,656	—	—	1,000,000	—	1,214,656
	Disability	—	—	214,656	—	—	—	—	214,656
	Termination Involving a Change in Control								—
	Termination without Cause or Resignation for Good Reason	1,320,000(2)	451,493	214,656	349,801	—	—	39,155(8)(9)	2,375,105

(1)	Constitutes a percentage of base salary as negotiated in each NEO’s offer letter and in the case of Ms. Fiorillo, also includes her prorated target bonus for 2015.

(2)	Constitutes two times the sum of the NEO’s base salary and his or her target annual cash bonus opportunity.

(3)	Value calculated by multiplying $36.01, which constitutes the closing trading price of our common stock as of December 31, 2015, times the number of unvested RSAs outstanding as of December 31, 2015. The number of unvested RSAs was as follows: Mr. Cush 43,994; Mr. Hunt 16,120; Ms. Fiorillo 12,538; Mr. Forte 16,120; and Mr. Varley 12,538.

(4)	Value calculated by multiplying $36.01, which constitutes the closing trading price of our common stock as of December 31, 2015, times 100% of the target number of unvested PSAs outstanding as of December 31, 2015. 100% of the target number unvested PSAs was as follows: Mr. Cush 20,918; Mr. Hunt 7,664; Ms. Fiorillo 5,961; Mr. Forte 7,664; and Mr. Varley 5,961.

(5)	Value calculated by multiplying $36.01, which constitutes the closing trading price of our common stock as of December 31, 2015, times the number of unvested RSUs outstanding as of December 31, 2015. The number of unvested RSUs was as follows: Mr. Cush 285,688; Mr. Hunt 11,038; Ms. Fiorillo 9,714; Mr. Forte 12,363; and Mr. Varley 9,714.

Virgin America Inc. 2016 Proxy Statement  •  35

(6)	Value constitutes the value of the stock underlying the unvested stock options based on $36.01 per share, which is the closing trading price of our common stock as of December 31, 2015, over the exercise price of the stock options. Mr. Forte held 22,078 unvested stock options at December 31, 2015.

(7)	Our NEOs receive life insurance proceeds equal to three times their salary, capped at $1,000,000. We pay the premiums for term life insurance for all eligible teammates ranging from one to three times the annual salary amount.

(8)	Constitutes (i) COBRA premiums for up to 24 months following the date of termination, (ii) career counseling and career transition services in an amount up to $10,000 and (iii) lifetime confirmed space first class leisure air travel for the NEO and his or her covered family members and dependents. The travel benefit was estimated using our incremental cost of providing flight benefits (including incremental fuel costs and the incremental cost of customer services such as baggage handling, insurance, security and cleaning) using a discount based on mortality assumptions listed on the U.S. Life Expectancy Tables and an estimate of flight usage by each NEO and his or her family members.

(9)	Includes value of retired officer complimentary travel benefit for such officer.

Compensation Risk Assessment

Management has presented its assessment of the risks involved with our executive compensation program to our compensation committee to ensure that such programs do not encourage our teammates to take excessive or unnecessary risks or to engage in decision-making that promotes short-term results at the expense of our long-term interests. This risk assessment process included a review by management of all of our compensation policies and practices, with a focus on the programs with variability of payout, where actions by the participant could directly affect payout. Management also assessed our compensation programs against potential risks relating to pay mix, performance metrics and payment timing. As a result of this review, no area of risk was determined by management to be reasonably likely to have a material adverse effect on us.

In reaching its conclusion that our compensation policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on us, management considered the following policies and practices that are incorporated into our executive compensation program to ensure that it reflects an appropriate balance between the achievement of short-term and long-term results:

•	Balanced Mix of Compensation Components – The target compensation mix for our executive officers is composed of base salary, annual cash incentive compensation and long-term incentive compensation in the form of equity awards, which provides a compensation mix that is not overly weighted toward short-term cash incentives. Further, executive and employee compensation amounts are consistent with broad market levels.

•	Incentive Compensation Plan Uses a Diverse Mix of Performance Objectives – Our ICP uses a mix of strategic objectives, including financial, operational, guest service and safety/teammate engagement measurements to reward our executive performance. Our financial performance component is also balanced between top line performance, profitability, costs and efficiency with measures for achieving goals related to operating income, passenger revenue per available seat mile, or PRASM, ancillary revenue from customers and CASM ex-fuel and profit sharing. In addition, the compensation committee exercises discretion in determining compensation amounts, including corporate and individual performance, and our ICP does not pay out unless pre-established target levels for one or more measures are met.

•	Long-Term Incentive Compensation Vesting – Our long-term incentives are equity-based, with multi-year vesting and performance-based vesting required to complement our annual cash incentive compensation plan. As a result, the financial opportunity in our equity rewards program is best realized through long-term appreciation of our stock price, which mitigates excessive short-term risk-taking. Our time-based equity-based awards generally vest over a three- or four-year period, subject to the executive’s continuing service with the Company. Our performance-based equity awards generally vest following a three-year cliff, based on metrics measured by our financial performance relative to certain peer airlines, and stock price performance relative to certain peers, subject to the executive’s continuing service with the Company. This promotes alignment of our management team’s interests with our long-term objectives and with stockholders’ interests.

•	Stock Ownership Guidelines – To ensure alignment between our executive officers and stockholders, we have adopted stock ownership guidelines for our NEOs. Please refer to “Compensation Discussion and Analysis – Stock Ownership Guidelines” above for more information.

36  •  Virgin America Inc. 2016 Proxy Statement

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Virgin America under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2015 Annual Report on Form 10-K.

Compensation Committee
Samuel K. Skinner, Chairman
Stacy J. Smith
Robert A. Nickell
Jennifer L. Vogel
Paul D. Wachter

Virgin America Inc. 2016 Proxy Statement  •  37

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Virgin America under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our corporate accounting and financial reporting processes on behalf of the Board. The audit committee’s functions are more fully described in its charter, which is available in the “Corporate Governance” section of our website at http://ir.virginamerica.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Virgin America’s audited consolidated financial statements as of and for the year ended December 31, 2015.

The audit committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the audit committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee has recommended to the Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC. The audit committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and is seeking ratification of such selection by the stockholders.

Audit Committee
Cyrus F. Freidheim, Jr., Chairman
Donald J. Carty
Robert A. Nickell

38  •  Virgin America Inc. 2016 Proxy Statement

Certain Relationships and Related Transactions

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Virgin License Agreements

On November 19, 2014, we and certain entities affiliated with the Virgin Group entered into an amended and restated license agreement related to our exclusive right to operate our airline under the brand name “Virgin America” within the United States (including Puerto Rico), Canada and Mexico, as well as the right to operate our airline under such name from any of the foregoing countries to points in the Caribbean (the “Airline License”). Concurrently, we entered into an amended and restated license agreement with certain other entities affiliated with the Virgin Group related to our ability to promote and offer a Virgin America branded credit card, which is structured to tie to our Elevate loyalty program (the “Credit Card License”).The Credit Card License is exclusive to the United States only and otherwise has identical terms as the Airline License. These amended and restated license agreements provide for, among other things:

•	an extension of our right to use the Virgin name and brand until 25 years after November 19, 2014;

•	commencing in the first quarter of 2016, an increase in the annual license fee that we pay to the Virgin Group from 0.5% to 0.7% of our total revenue until our total annual revenue exceeds $4.5 billion, at which point our license fee would be 0.5%; and

•	the right to appoint a director to our Board, but only to the extent the Virgin Group does not otherwise have a representative sitting on our Board.

Under the Airline License and the Credit Card License described above, we pay the Virgin Group royalties equal to 0.5% of our revenues from the operation of our airline and certain other activities traditionally associated with the airline industry. We paid license fees of $7.7 million, $7.4 million and $7.1 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Limit on Virgin Group’s Ownership of Voting Common Stock

On November 19, 2014, we entered into an agreement with certain entities affiliated with the Virgin Group that limits the Virgin Group and its affiliates (as defined in the Securities Exchange Act of 1934, as amended) from acquiring additional shares of voting stock if, as a result of such acquisition, the Virgin Group would hold in excess of 20% of the total outstanding shares of voting stock, without our consent. This limit on the Virgin Group’s ownership of voting stock is designed to assist our compliance with current federal law that restricts persons who are not U.S. citizens from owning more than 24.9% of our voting stock. Our agreement with the Virgin Group provides that, if this law is amended to permit persons who are not citizens of the United States to own more than 24.9% of the outstanding shares of our voting stock, then the limit will be adjusted to become 5% less than the maximum percentage of our voting stock which the revised federal law would allow non-U.S. citizens to own.

Virgin Group Note

On November 19, 2014, in connection with the transactions contemplated by our 2014 recapitalization, we issued a new note with a principal amount of $50.0 million, which we refer as the “Virgin Group Note,” to the Virgin Group in exchange for the cancellation of $50.0 million of outstanding principal of Related-Party Notes held by the Virgin Group. The Virgin Group Note is our senior unsecured obligation, bears interest at a rate of 5.0% per annum, compounded annually, and will become due on November 19, 2020 as we have terminated the Letter of Credit Facility described below. In addition, in connection with the issuance of the Virgin Group Note, we agreed to restrictions preventing us from incurring any future secured indebtedness related to our unencumbered assets unless the Virgin Group Note is secured on a pari passu basis with such debt.

Registration Rights

On November 13, 2014, the Company entered into a registration rights agreement pursuant to which Cyrus Capital and the Virgin Group, their respective transferees and certain other investors are entitled to certain demand and “piggyback” registration rights, subject to lock-up arrangements and certain restrictions.

Virgin America Inc. 2016 Proxy Statement  •  39

Letter of Credit Facility

On November 19, 2014, the Virgin Group arranged for a $100.0 million letter of credit facility, which we refer to as the “Letter of Credit Facility,” to be issued on our behalf to certain companies that process substantially all of our credit card transactions. The Letter of Credit Facility allowed these companies to release approximately $100.0 million of cash collateral to us. In connection with the release of this cash collateral, we used $100.0 million to repay principal and accrued interest due under certain of the Related Party Notes held by the Virgin Group. The Letter of Credit Facility contained an annual commitment fee of 5.0% payable by us to the Virgin Group, and the Virgin Group provided this Letter of Credit Facility for a period of five years from November 19, 2014. In addition, we were responsible for annual fees associated with the issuance and maintenance of the Letter of Credit Facility. In July 2015, the Letter of Credit Facility was cancelled due to the reduction in holdbacks to us by these credit card transaction processing companies to zero.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Company to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Policies and Procedures for Related-Party Transactions

Our Board has adopted a written related-party policy setting forth the policies and procedures for the review and approval or ratification of related-person transactions by the audit committee. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are to be a participant, the amount involved exceeds $120,000 and a related party had or will have a direct or indirect material interest, including purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related party.

40  •  Virgin America Inc. 2016 Proxy Statement

Other Matters

The Board knows of no other matters that will be presented for consideration at the virtual Annual Meeting. If any other matters are properly brought before the virtual Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Annual Reports

Stockholders can access this Proxy Statement and our Annual Report by following the instructions described in the Notice of Internet Availability or by visiting http://ir.virginamerica.com. For those stockholders who have elected to receive this Proxy Statement and accompanying Annual Meeting materials by mail, our Annual Report (which is not a part of our proxy soliciting materials), is being provided with this Proxy Statement to those stockholders that received a copy of the proxy materials in the mail. Requests for copies of our Annual Report may also be directed to the Company’s Secretary, at 555 Airport Boulevard, Burlingame, California 94010.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Virgin America stockholder, we will mail without charge a copy of our Annual Report, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report. Exhibits to the Annual Report are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Company’s Secretary, at 555 Airport Boulevard, Burlingame, California 94010.

By Order of the Board of Directors

John J. Varley
Secretary

March 25, 2016

Virgin America Inc. 2016 Proxy Statement  •  41

VIRGIN AMERICA INC. 555 AIRPORT BOULEVARD BURLINGAME, CA 94010 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VA2016 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E03695-P77032 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. VIRGIN AMERICA INC. The Board of Directors recommends you vote FOR the following: 1. Election of four Class II Directors to hold office until the 2019 Annual Meeting of Stockholders or until their successors are elected Nominees: For Abstain Against 1a. Cyrus F. Freidheim, Jr. 1b. Robert A. Nickell 1c. Samuel K. Skinner 1d. Jennifer L. Vogel The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016. 3. Approve, on an advisory basis, the named executive officer compensation as disclosed in the proxy statement. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature (Joint Owners) Date Date Signature [PLEASE SIGN WITHIN BOX]

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. E03696-P77032 VIRGIN AMERICA INC. Annual Meeting of Stockholders May 10, 2016 9:00 AM PT This proxy is solicited by the Board of Directors The stockholders hereby appoint(s) John J. Varley and Peter D. Hunt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VIRGIN AMERICA INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held live via the Internet. To attend the meeting, please visit www.virtualshareholdermeeting.com/VA20 16 at 9:00 AM, PT on May 10, 2016, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side